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Allegheny Energy, Inc.

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ALLEGHENY ENERGY, INC.

Notice of Annual Meeting

of Stockholders

to be held on May 13, 2004

and Proxy Statement

10435 Downsville Pike

Hagerstown, Maryland 21740

April 8, 2004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALLEGHENY ENERGY, INC., a Maryland corporation, will be held in The Majestic Complex, Marriott New York Marquis, 1535 Broadway, New York, N.Y., on May 13, 2004, at 9:30 A.M., Eastern Daylight Savings Time, for the following purposes:

(1) To elect three directors to hold office until 2007 and until their successors are duly elected and qualify;

(2) To consider and vote upon a Company proposal for the elimination of cumulative voting in the election of directors;

(3) To consider and vote upon a Company proposal for a director equity compensation plan;

(4) To consider and vote upon a Company proposal for an annual incentive plan;

(5) To ratify the appointment of independent auditors;

(6) If presented, to consider and vote upon a stockholder proposal regarding “simple majority vote”;

(7) If presented, to consider and vote upon a stockholder proposal regarding “shareholder input on poison pills”;

(8) If presented, to consider and vote upon a stockholder proposal to “elect each director annually”;

(9) If presented, to consider and vote upon a stockholder proposal regarding “independent board chairman”;

(10) If presented, to consider and vote upon a stockholder proposal regarding “expensing stock options”;

(11) If presented, to consider and vote upon a stockholder proposal regarding “retention of stock obtained through options”;

(12) If presented, to consider and vote upon a stockholder proposal regarding “auditor fees”;

(13) If presented, to consider and vote upon a stockholder proposal regarding “pre-emptive rights”;

(14) If presented, to consider and vote upon a stockholder proposal regarding “reincorporation in Delaware”; and

(15) To transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock at the close of business on March 16, 2004 will be entitled to vote at the meeting.

By Order of the Board of Directors,

ROBERT T. VOGLER,

Acting Secretary

PROXY STATEMENT

Proxies in the form enclosed are solicited by the Board of Directors of Allegheny Energy, Inc. (the Company), 10435 Downsville Pike, Hagerstown, Maryland 21740, for the Annual Meeting of Stockholders to be held on May 13, 2004.

The proxy card provided to each stockholder by the Company covers the total number of shares of common stock registered in his or her name and, in the case of participants in the Company’s Dividend Reinvestment and Stock Purchase Plan, the shares held for his or her account under the Plan. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date or by voting in person at the meeting. A proxy authorized through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently authorizing another proxy through the Internet or by telephone or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke your prior proxy.

At the close of business on March 16, 2004, which is the record date for stockholders entitled to vote at the meeting, there were outstanding 126,969,238 shares of common stock, each entitled to one vote. In elections of directors, each holder entitled to vote is entitled to as many votes as shall equal the number of shares held by such holder multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute them among the number of directors to be elected or any two or more of them.

The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote constitutes a quorum. The affirmative vote of a majority of all the votes cast is required for the election of each director. The affirmative vote of a majority of all the votes cast is required for ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors, for approval of the Company’s proposals (other than the proposal to eliminate cumulative voting) and for approval of the stockholder proposals. The amendment to the Articles of Restatement of Charter of the Company (the Charter) to remove cumulative voting requires the affirmative vote of a majority of the votes entitled to be cast. Abstentions and broker “non-votes” will be counted only for purposes of determining whether a quorum is present, but will not be counted as votes cast.

The approximate date on which the proxy statement and form of proxy are first being sent or given to stockholders is April 8, 2004.

1-ELECTION OF DIRECTORS

The Board of Directors is currently divided into three classes, with each class serving a three-year term and one class being elected each year. The directors on the current Board are divided into Classes I, II and III, with three members each. The term of office of the Class II directors expires this year. Therefore, this is the only class of directors standing for election this year and nominees elected at this year’s annual meeting of stockholders will be elected to a three-year term. The term of Class III directors ends in 2005 and the term of Class I directors expires in 2006. The Company supports a proposal submitted to a vote of the stockholders at this year’s annual meeting to declassify the Board and provide for the annual election of directors, as described more fully in proposal 8. In the event that the Board is declassified as described in proposal 8, all directors, beginning at the 2005 Annual Meeting of Stockholders, would stand for election to a term expiring at the next annual meeting of stockholders. Each director in Class I and each nominee for director in Class II has agreed to resign as of the date of the 2005 Annual Meeting of Stockholders if the Board is declassified. Directors elected to fill a vacancy on the Board at any time other than at an annual election of directors also will be elected to a term expiring at the next annual meeting of stockholders.

The proxies received, unless marked to the contrary, will be voted for the election of the following persons who are the nominees of the Board of Directors at this election. The Board of Directors does not expect that any of the nominees will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders will vote on the alternative nominees who will be designated by the Board of Directors.

Director, Principal Occupation, Other Directorships, Business Experience and Company Board and Committee Meeting Attendance	Age	Director of the Company Since

Nominees for Election for the Class of Directors Whose Term Expires in 2007

In the event the Board is declassified as described in proposal 8, each of the following nominees has agreed to resign as of the date of the 2005 Annual Meeting of Stockholders so that, beginning in 2005, all nominees will stand for election to an annual term.

ELEANOR BAUM (1)(3c) Dean of The Albert Nerken School of Engineering of The Cooper Union for the Advancement of Science and Art since 1987. Director of Avnet, Inc. and United States Trust Company; past Chair of the Engineering Workforce Commission; Fellow of the Institute of Electrical and Electronic Engineers; and past Chairman of the Board of Governors, New York Academy of Sciences. Formerly, President of the Accreditation Board for Engineering and Technology and President of the American Society for Engineering Education. 2003 Attendance: 83 of 87	64	1988

CYRUS F. FREIDHEIM, JR. (4)(5) Chairman, since 2002, and former Chief Executive Officer (2002-2003) of Chiquita Brands International, Inc. Formerly, Vice Chairman, Booz-Allen Hamilton, Inc., at which Mr. Freidheim also served in various other leadership capacities from 1966 to 2002. Director, Household International, Inc. 2003 Attendance: 4 of 4 (Mr. Freidheim was elected director effective October 13, 2003.)	68	2003

TED J. KLEISNER (3)(4) President of CSX Hotels, Inc. since 1987, and President of The Greenbrier Resort and Club Management Company since 1989. Director, Hershey Entertainment and Resorts Company; director, the American Hotel and Lodging Association; and Member, Executive Advisory Board, the Daniels College of Business at the University of Denver. Member of the Board of Trustees for the Virginia Episcopal School and the Culinary Institute of America. 2003 Attendance: 51 of 53	59	2001

The Directors whose terms continue are as follows:
Directors Whose Terms Expire in 2005 In the event the Board is declassified as described in proposal 8, in 2005 these directors, if nominated, would stand for election to an annual term.

PAUL J. EVANSON (2c) Chairman, President and Chief Executive Officer of the Company and of Allegheny Energy Service Corporation and Chairman and Chief Executive Officer of the Company’s other principal subsidiaries, since June 2003. Director of Lynch Interactive Corporation. Formerly, President of Florida Power and Light Company, FPL Group’s principal subsidiary (1995-2003), and a director of FPL Group. 2003 Attendance: 17 of 17 (Mr. Evanson was elected director effective June 16, 2003.)	62	2003

Director, Principal Occupation, Other Directorships, Business Experience and Company Board and Committee Meeting Attendance	Age	Director of the Company Since

STEVEN H. RICE (1c)(2)(5) Attorney and bank consultant for over 15 years. Formerly, director of La Jolla Bank and La Jolla Bancorp, Inc.; President, La Jolla Bank, Northeast Region; President and Chief Executive Officer of Stamford Federal Savings Bank; President of The Seamen’s Bank for Savings; and director of the Royal Insurance Group, Inc. 2003 Attendance: 90 of 90	60	1986

MICHAEL H. SUTTON (1v)(3) Independent consultant, accounting and auditing regulation, since 1999. Trustee, The MainStay Funds. Former Chief Accountant, Securities and Exchange Commission. Former senior partner and National Director, Accounting and Auditing Professional Practice, Deloitte & Touche LLP. 2003 Attendance: None. (Mr. Sutton was elected director effective February 5, 2004.)	63	2004

Directors Whose Terms Expire in 2006

In the event the Board is declassified as described in proposal 8, each of the following directors has agreed to resign as of the date of the 2005 Annual Meeting of Stockholders so that, beginning in 2005, all nominees will stand for election to an annual term.

H. FURLONG BALDWIN (1)(2)(4c)

Chairman, since 2003, and director, since 2000, of The NASDAQ Stock Market, Inc. Director, W.R. Grace & Co., Platinum Underwriters Holdings, Ltd., and the Wills Group. Former Chairman, President and CEO, Mercantile Bankshares Corp. and Mercantile Safe Deposit & Trust Co. (1976-2001). Former director, Mercantile Bankshares Corp., Constellation Energy Group, CSX Corp. and The St. Paul Companies, Inc. Former Governor, National Association of Securities Dealers, Inc. Member of Johns Hopkins Medicine Board of Trustees (past Chairman) and Johns Hopkins University Board of Trustees (emeritus).

2003 Attendance: 3 of 6 (Mr. Baldwin was elected director effective November 14, 2003.)

	72	2003

JULIA L. JOHNSON (3)(5) President, Netcommunications, Inc. since 2000. Director of MasTec; Member of the DOE/NARUC Energy Market Access Board and Florida State Board of Education. Former Senior Vice President of Communications and Marketing, Milcom Technologies (2000-2001). Former Chairman (1997-1999) and Commissioner (1992-1999), Florida Public Service Commission. 2003 Attendance: 3 of 4 (Ms. Johnson was elected director effective November 14, 2003.)	41	2003

GUNNAR E. SARSTEN (4)(5c) Consulting professional engineer since 1994. Formerly, President and Chief Operating Officer of Morrison Knudsen Corporation; President and Chief Executive Officer of United Engineers & Constructors International, Inc.; and Deputy Chairman of the Third District Federal Reserve Bank in Philadelphia. 2003 Attendance: 48 of 49	67	1992

(1)	Member of Audit Committee.
(2)	Member of Executive Committee.
(3)	Member of Finance Committee.
(4)	Member of Management Compensation and Development Committee (formerly, Management Review and Director Affairs Committee).
(5)	Member of Nominating and Governance Committee.
(c)	Committee Chair.
(v)	Committee Vice Chair.

COMPANY PROPOSALS

The Company intends to submit the following proposals for approval by the stockholders at the meeting.

2-COMPANY PROPOSAL FOR ELIMINATION OF CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

The Board of Directors has approved for submission to stockholders an amendment to Article VII.A of the Charter which would eliminate the requirement of cumulative voting in the election of directors. The amendment would replace the existing language of Section VII.A of the Charter with a statement to the effect that stockholders of the Company do not have cumulative voting rights. In order to be implemented, this proposal requires the affirmative vote of a majority of the votes entitled to be cast on this matter.

The Charter currently provides that in the election of directors, each holder of shares of stock entitled to vote shall be entitled to as many votes as shall equal the number of shares of such stock held multiplied by the number of directors to be elected, and the stockholder may cast all such votes for a single director or may distribute them among the number of directors to be elected, or any two or more of them as the stockholder may see fit. The Maryland General Corporation Law does not require cumulative voting in elections of directors.

The Securities and Exchange Commission (SEC) has authorized the Company to solicit proxies containing this proposal under the Public Utility Holding Company Act of 1935. Implementation of the proposed amendment also requires SEC authorization. The Company has applied for that authorization and expects to receive it. If the stockholders approve this proposal, the Company will file the Charter amendment promptly upon SEC authorization.

The Board of Directors believes that the benefits of cumulative voting are much less relevant today than they were when cumulative voting was originally included in the Company’s Charter. At that time, minority stockholders had few federal and state remedies to protect them from overreaching by majority stockholders and, therefore, had a greater need for board representation. Today, the Board of Directors believes that the disadvantages of cumulative voting outweigh the advantages for large, extensively regulated and widely held companies. Cumulative voting may allow a minority of stockholders to obtain representation on the Company’s Board of Directors to further objectives that may be contrary to those of the majority of the stockholders. For the Board of Directors to work effectively for all of the stockholders, each director should feel a responsibility to the stockholders as a whole and not to any special group of minority stockholders. If the proposed amendment is passed, and cumulative voting is eliminated, the holders of a majority of the shares entitled to vote in an election of directors will be able to elect all of the directors being elected at that time, and no director will be elected by any special interest group of minority stockholders.

The Board of Directors recommends the elimination of cumulative voting because it believes that non-cumulative voting is more likely to lead to representation of the shared interests of all stockholders. More importantly, adoption of this proposal is consistent with other steps that the Company has taken with respect to corporate governance, including its support of stockholder proposal 6 (elimination of super-majority voting requirements), stockholder proposal 7 (stockholder approval of “poison pills”) and stockholder proposal 8 (annual election of directors). The Board believes that, viewed in their entirety, this proposal, in conjunction with these stockholder proposals, will significantly improve the Company’s corporate governance.

Accordingly, the Board of Directors recommends a vote FOR the above proposal, and will so vote proxies received that do not otherwise specify.

3-COMPANY PROPOSAL FOR A DIRECTOR EQUITY COMPENSATION PLAN

The Board of Directors presents for stockholder approval the Allegheny Energy, Inc. Non-Employee Director Stock Plan (the Plan). The purpose of the Plan is to aid the Company in attracting and retaining non-employee directors by encouraging and enabling the acquisition of a financial interest in the Company by non-employee director Plan participants through the issuance of stock with respect to their services as a director of the Company. The Board of Directors believes that the Plan will align the economic interests of the participants with those of the stockholders.

The Board has determined that the compensation to be paid to our non-employee directors under the Plan is appropriate in type and amount and competitive with director compensation provided by other companies of similar size and similar businesses. Additionally, the use of equity-based compensation may allow the Company to conserve its cash.

This Plan will supersede and replace the Company’s policy of granting $12,000 worth of the Company’s common stock to each non-employee director annually as part of his or her director compensation.

The affirmative vote of a majority of the votes cast at the annual meeting of stockholders in person or by proxy (provided that at least 50 percent of the votes entitled to be cast are voted on the proposal) is required to approve the Plan.

Summary of the Plan

A full copy of the Plan as adopted by the Board of Directors is attached to this proxy statement as Annex A. The following summary of the terms of the Plan is qualified in its entirety by reference to the full text of the Plan.

Under the Plan, the maximum number of shares of the Company’s common stock that may be issued is 300,000, subject to adjustment for stock splits, combination of stock, recapitalizations or stock dividends or other similar changes in the Company’s stock. Only directors who are not employees of the Company or any subsidiary of the Company are eligible to participate in the Plan.

Under the Plan, on March 31, 2004, and on each March 31, June 30, September 30 and December 31 thereafter, the Company will issue a number of shares as determined by the Board, up to a maximum of 1,000 shares of common stock, to each person then serving as a non-employee director of the Company, for services performed during the quarter. The Company will also issue the same number of shares of common stock to any person whose services as a non-employee director terminated during the quarter as a result of death or disability. For 2004, the Board has set the quarterly compensation of each non-employee director under the Plan at 800 shares of common stock. All issuances are subject to the receipt of SEC authorization under the Public Utility Holding Company Act of 1935. No cash payment is required to be paid by any director in exchange for an award.

Stock issued to the non-employee directors pursuant to the Plan may be subject to restrictions on transferability in accordance with the Securities Act of 1933. If appropriate, the stock certificates representing the shares will bear a legend to this effect.

The Board of Directors may, without further action by the stockholders, amend the Plan to conform the Plan to securities or other laws, rules, regulations or requirements applicable to the Plan. The Board of Directors may also, without further action by the stockholders, amend the Plan generally. However, no amendment may be made without stockholder approval if it would: (1) change the number of shares of common stock available for issuance under the Plan; or (2) increase from 1,000 the maximum number of shares that can be issued each quarter under the Plan to each non-employee director.

The Board of Directors may suspend or discontinue the Plan in whole or in part, but any suspension or discontinuance will not affect any shares of common stock issued under the Plan prior to that action.

Each non-employee director will have the right to elect to defer payments due to him or her under the Plan in accordance with the Allegheny Energy, Inc. Revised Plan for Deferral of Compensation of Directors or any successor plan.

The Plan will be administered by the Board of Directors, which will have the authority to interpret the Plan’s provisions, and adopt, amend and rescind rules and regulations for the Plan. Some changes would be subject to stockholder approval. Further, the Board of Directors will make all other determinations necessary or advisable for the administration of the Plan. The determination of the Board of Directors on these matters will be final.

The amounts that will be received by the non-employee directors under the Plan cannot be determined at this time. The following table presents information concerning the amounts which would have been received by the non-employee directors under the Plan for the last completed fiscal year had the Plan been in effect during that time:

New Plan Benefits Table

2004 Non-Employee Director Stock Plan

Name and Position	Dollar Value ($)		Number of shares
All non-employee directors as a group (8 persons) (1)	$343,040	(2)	25,600

(1)	We have assumed that all of our eight non-employee directors would have participated in the Plan during the last completed fiscal year, which ended on December 31, 2003. We expect that all eight non-employee directors will participate in the Plan during the current fiscal year.
(2)	We have assumed that the quarterly compensation for each non-employee director would have been set at 800 shares per quarter for the last completed fiscal year. The dollar value of the grants of stock to be made under the Plan was calculated by multiplying the number of shares of common stock which would have been received by the non-employee directors under the Plan for the last completed fiscal year by $13.40, the closing price of the Company’s common stock on the New York Stock Exchange on March 1, 2004.

Accordingly, the Board of Directors recommends a vote FOR the above proposal, and will so vote proxies received that do not otherwise specify.

4-COMPANY PROPOSAL FOR AN ANNUAL INCENTIVE PLAN

The Board of Directors presents for stockholder approval the Allegheny Energy, Inc. Annual Incentive Plan (the Annual Incentive Plan). The Annual Incentive Plan is being submitted for stockholder approval in order to satisfy the “performance-based compensation” exception of Section 162(m) of the Internal Revenue Code (the Code). Generally, Section 162(m) denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. An exception applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and that certain other requirements are met.

On March 4, 2004, the Board’s Management Compensation and Development Committee (the Committee) adopted, and on March 4, 2004, the Board of Directors ratified, the Annual Incentive Plan, subject to stockholder approval. If approved by the stockholders, the Company believes that opportunities granted under the Annual Incentive Plan should qualify for the performance-based compensation exception to Section 162(m) of the Code.

The Annual Incentive Plan will apply to the Company’s 2004 fiscal year and to subsequent fiscal years. As the Committee has authority to change the targets under a performance goal after stockholder approval of the goal, the Annual Incentive Plan, if approved, will be submitted to the stockholders for re-approval no later than the first stockholder meeting that occurs in 2009.

The following description summarizes the material features of the Annual Incentive Plan. It is not intended to be a complete description and is qualified in its entirety by reference to the copy of the Annual Incentive Plan attached to this proxy statement as Annex B.

Purposes Of The Annual Incentive Plan

The purposes of the Annual Incentive Plan are: (1) to recognize and reward outstanding performers who have contributed significantly to the Company’s success and to their respective business units; (2) to align the corporate vision, goals and business strategy to compensation strategy; and (3) to provide a compensation environment that will attract, retain and motivate employees.

Participation In The Annual Incentive Plan

Each employee of the Company and its subsidiaries at management levels to be determined by the Committee shall be eligible to participate in the Annual Incentive Plan (a Participant). As of the date of this proxy statement, 69 employees are eligible to participate in the Annual Incentive Plan.

Performance Measures

Each award under the Annual Incentive Plan is conditioned on the Company’s achievement of the pre-established performance threshold established by the Committee for each year that the Annual Incentive Plan is in effect (the Performance Threshold). The Performance Threshold will, in all years, be based upon the Company’s Adjusted Net Income (the Performance Measure). The Performance Threshold in any given year may be adjusted by the Committee to reflect significant unforeseen events and other factors, as long as the adjustment does not cause awarded compensation to cease to be performance-based compensation under Section 162(m) of the Code.

Upon attainment of the Performance Threshold in a given fiscal year, each Participant will be eligible for an award equal to two hundred percent (200%) of such employee’s target award (Target Award) for that fiscal year. A participant’s Target Award for any year will be determined by the Committee and may be specified as a fixed amount or a percentage of base salary. Awards payable to Participants will, however, be subject to reduction by the Committee based on its discretion. In exercising its discretion, the Committee may take into account a number of performance-based factors, including: (1) financial indicators (e.g. adjusted net income, operating expenses), (2) operational indicators (e.g. service unavailability, generator availability, OSHA recordables), (3) achievement of specified corporate objectives, (4) evaluations of the Participant’s individual performance, and (5) such other factors as the Committee may determine. The Committee shall have no discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the Performance Threshold. In no event shall an award payable under the Annual Incentive Plan exceed $2,400,000 in the case of the Company’s Chief Executive Officer, $1,250,000 in the case of the Company’s Chief Financial Officer and $1,000,000 in the case of any other Participant.

Administration Of The Annual Incentive Plan

The Annual Incentive Plan is administered by the Committee. The Committee is comprised of not less than two members who are “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Code. Payouts are calculated annually following the determination of the Company’s fiscal year results and certification by the Committee that the Performance Threshold has been achieved.

Amendment Of The Annual Incentive Plan

The Annual Incentive Plan is subject to amendment or termination at any time and from time to time by the Board of Directors and the Committee, but no such action may adversely affect any rights or obligations with respect to any awards previously made under the Annual Incentive Plan. Without stockholder approval, no amendment of the Annual Incentive Plan shall be effective which would: (1) change the maximum amount of compensation which can be paid to any Participant; (2) change the Performance Measure on which performance targets are to be based; or (3) modify the requirements as to eligibility for participation.

Other Information

The affirmative vote of a majority of the votes cast at the annual meeting of stockholders in person or by proxy is required to approve the Annual Incentive Plan. If stockholders do not approve the Annual Incentive Plan, the Company will reconsider the alternatives available with respect to the compensation of the executive officers of the Company.

New Plan Benefits Table

Currently, if the Performance Threshold is attained, the maximum amounts to be paid under the Annual Incentive Plan will be:

Name and Position	Dollar Value ($) (000s)
Paul J. Evanson Chairman, President and CEO	$1,800	*

Jeffrey D. Serkes Senior Vice President and CFO	$1,000

David B. Hertzog Vice President and General Counsel	$700

Philip L. Goulding Vice President Strategic Planning of Allegheny Energy, Inc. Chief Commercial Officer of Allegheny Energy Supply Company, LLC	$600

Joseph H. Richardson President of Allegheny Power, Monongahela Power Company, The Potomac Edison Company and West Penn Power Company	$400

Executive Group **	$5,090

Non-Executive Officer Employee Group***	$3,838

*	Based on a maximum bonus of 200% of Mr. Evanson’s current base salary of $900,000. Mr. Evanson’s salary, pursuant to his employment agreement, will be adjusted on June 16, 2004 to reflect any increase in the Consumer Price Index.
**	All executive officers of the Company.
***	All participants other than the Company’s executive officers.

The Board of Directors believes that the Annual Incentive Plan is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote for the approval of the Annual Incentive Plan.

Accordingly, the Board of Directors recommends a vote FOR the above proposal, and will so vote proxies received that do not otherwise specify.

5-APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as independent auditors for the Company to audit its consolidated financial statements for 2004 and to perform other audit-related services.

The Board has directed that the appointment of PwC be submitted to the stockholders for ratification. If the stockholders do not ratify this appointment, the Audit Committee and the Board will reconsider the appointment. Representatives of PwC will be present at the annual meeting to make a statement, if they wish, and to answer questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors and will so vote proxies received that do not otherwise specify.

STOCKHOLDER PROPOSALS

The following proposals, reproduced verbatim, have been submitted by stockholders for inclusion in this proxy statement.

The names and addresses of the stockholders submitting the proposals, as well as the number of shares held, will be furnished by the Company to any stockholder promptly upon the receipt of any oral or written request therefor.

A stockholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. A stockholder proposal will be approved if it is introduced and voted on at the meeting and it receives the affirmative vote of a majority of all the votes cast on the matter.

6-STOCKHOLDER PROPOSAL REGARDING “SIMPLE MAJORITY VOTE”

RESOLVED: Shareholders request that our Directors increase shareholder rights by adopting a simple-majority voting standard (50% plus one vote) in place of a super-majority voting standard including 67% or higher voting thresholds. This would include each super-majority requirement which our Board has the power (unilaterally or with the cooperation of others) to modify accordingly.

I believe shareholders’ ability to exercise their rights to be fundamental to good corporate governance. I believe the current super-majority requirements unduly limit shareholders’ influence and role in our company. Accordingly, I request that Board of Directors remove this barrier to shareholder rights.

We as shareholders voted in support of this topic:

Year	Rate of Support
2003	56%

This percentage is based on yes and no votes cast. I believe this level of shareholder support is more impressive than the raw percentage because this support followed our Directors’ objection. The 44% vote for our Directors’ objection equaled only 22% of Allegheny Energy shares outstanding and insiders owned 19% of our stock in 2003. The Council of Institutional Investors www.cii.org formally recommends adoption of proposals on this topic and adoption of proposals which win a majority of votes cast.

Do not allow a director with only 1% support to stay on the job

Our current super-majority requirement allows a small minority to frustrate the will of the vast majority of shareholders. For example, our directors support the supermajority rule requiring a 67% vote of all shares in existence to remove a director for cause. If 66% of our shares outstanding vote yes and 1% vote no — only 1% shares can force their will on the vast 66% majority. And a director with 1% support stays on the job.

Like our company’s 3-year terms for Directors, super-majority requirements (67%, etc.) insulate our Directors and management from accountability to shareholders and promote unwarranted entrenchment. Simple majority vote is particularly important when management needs greater accountability to avoid another bumpy ride like the drop of our stock price from $55 in 2001. I do not believe a competitive management needs the power to override a shareholder majority.

Super-majority requirements can deter a tender offer, which may be in shareholders’ best interest. Worse yet, shareholders may never know that such a profitable tender offer was possible because super-majority requirements can deter an offer before it is made to shareholders. Super-majority requirements can also be an obstacle to reforming or updating our corporate governance.

Director Confidence in their Oversight

I believe that a Board of Directors, which takes all steps within its power to adopt simple-majority voting, is sending a powerful signal of confidence in its own oversight skill and strategy.

Simple Majority Vote

Yes on 6

END OF STOCKHOLDER PROPOSAL

Your Board of Directors recommends a vote FOR this proposal and will so vote proxies received that do not otherwise specify.

Authorization of most proposals submitted to a vote of the Company’s stockholders, whether by the Company or its stockholders, already requires the approval of a majority of the votes cast or entitled to be cast, at a meeting, whether in person or by proxy. In certain circumstances, a greater than majority stockholder vote is required.

•	Under Maryland law, a person that acquires “control shares” of a Maryland corporation has no voting rights unless the acquisition of the control shares is approved by the vote of holders of at least two-thirds of the stockholders, not including the acquirer, officers of the corporation, or employees who are also executive directors of the corporation. Control shares are those voting shares of stock which, when aggregated with all other shares of stock owned or controlled by the acquirer, give the acquirer voting power within certain statutory ranges.

•	The Company is subject to the Maryland Business Combination Act which requires the concurrence of a greater proportion of votes than a majority of votes entitled to be cast in order to approve certain business combinations.

•	The Company has elected to be subject to the provisions of Maryland law pursuant to which directors may only be removed by the affirmative vote of at least two-thirds of all the votes entitled to be cast by stockholders in the election of directors.

At the 2003 Annual Meeting of Stockholders, a majority of stockholders voted in favor of eliminating super-majority voting requirements. In light of the level of support for this change, the Board’s Nominating and Governance Committee reviewed the matter in January 2004 and recommended that the Board take actions that would render the Company no longer subject to these provisions of Maryland law.

The SEC has authorized the Company to solicit proxies containing this proposal under the Public Utility Holding Company Act of 1935. SEC authorization also is required to implement this proposal. The Company has applied for that authorization and expects to receive it. If the stockholders approve this proposal, the Company, upon SEC authorization, will take all actions necessary under Maryland law to:

•	Opt out of the Maryland Control Share Acquisition Act.

•	Eliminate super-majority approval of certain business combinations.

•	Provide for majority vote for the removal of directors.

In addition, the Board will take all actions necessary under Maryland law to require stockholder approval to:

•	Opt back into the Maryland Control Share Acquisition Act.

•	Opt back into all of the provisions of the Maryland Business Combination Act.

•	Opt back into the provisions of Maryland law requiring two-thirds of the votes entitled to be cast to remove a director.

You should note that if proposal 2 relating to the elimination of cumulative voting rights is not approved and the Charter continues to provide for cumulative voting in the removal of directors, the Company will remain subject to the mandatory provision of Maryland law providing that a director may not be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted in an election of the Board.

Upon implementation of these changes, any amendment to the Charter, merger, dissolution, share exchange, transfer of all or substantially all of the Company’s assets, removal of directors (other than as described above) and those business combinations specified in the Maryland Business Combination Act as requiring a super-majority vote of stockholders would require approval of a simple majority of the votes entitled to be cast at a meeting of stockholders. Other matters subject to a stockholder vote would, to the fullest extent permitted by Maryland law, require approval of a simple majority of the votes cast at a meeting of stockholders.

7-STOCKHOLDER PROPOSAL REGARDING “SHAREHOLDER INPUT ON POISON PILLS”

RESOLVED: Shareholders request that our Directors increase shareholders’ rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item on the earliest possible shareholder ballot. Also once this proposal is adopted, any dilution or removal of this proposal is requested to be submitted to a shareholder vote as a separate ballot item at the earliest possible shareholder election.

We as shareholders voted in support of this topic:

Year	Yes Vote	( based on yes and no votes cast)
2001	54%
2002	54%

I believe this level of shareholder support is more impressive because this support followed our Directors’ resistance. I believe insiders held approximately the same 19% of our stock which they held in 2003. I believe insiders often resist shareholder proposals and are also more likely to vote. Thus I believe the majority of the 46% vote which resisted this topic could have come from insiders.

Our Directors are to be congratulated

Our Directors are to be congratulated for taking action to adopt part of this proposal. However, at the deadline for submitting proposals for 2004, our company still had a poison pill. Our management said that SEC approval to redeem the pill could be obtained in mid-February 2004.

I believe it is important to send a strong vote to management that we continue to support removal of the poison pill plus a shareholder vote if the pill is adopted in the future. Redeeming the pill will not automatically result in a vote if a new poison pill is adopted. A circumstance which could still allow our directors to give a poison pill without a shareholder vote would not substitute for this proposal.

This topic also won an overall 60% yes-vote at 79 companies in 2003. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic. I do not see how our Directors could object to this proposal because it gives our Directors the flexibility to ignore our shareholder input if our Directors seriously believe they have a good reason.

Pills Entrench Current Management

Poison pills entrench the current management, even when it’s doing a poor job. Pills water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.

From “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001

Poison Pill Negative

The key negative of poison pills is that pills can preserve management deadwood.

Source: Morningstar.com

Like a Dictator

Poison pills are like a dictator who says, “Give up more of your freedom and I’ll take care of you.

T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

Director Confidence in their Oversight

I believe that a Board of Directors, which supports this proposal topic, is sending a powerful signal of confidence in its own oversight skill and strategy.

Shareholder Input on Poison Pills

Yes on 7

END OF STOCKHOLDER PROPOSAL

Your Board of Directors recommends a vote FOR this proposal and will so vote proxies received that do not otherwise specify.

The Board of Directors determined in July 2003 to redeem the Rights issued under the Company’s Stockholder Protection Rights Agreement. In October 2003, the Company filed an application with the SEC under the Public Utility Holding Company Act of 1935 to authorize this redemption. The Company intends to redeem the Rights promptly after it obtains approval from the SEC.

The Board supports the stockholder proposal that the adoption or extension of any future stockholder rights agreements be submitted to a stockholder vote. The SEC has authorized the Company to solicit proxies containing this stockholder proposal under the Public Utility Holding Company Act of 1935. Although stockholder approval is not required under either Maryland corporation law or the rules of the New York Stock Exchange, the Board intends to take all necessary action to obtain stockholder approval for the adoption or extension of any new rights agreement. In addition, the adoption of a new rights agreement would require SEC approval under the Public Utility Holding Company Act of 1935.

8-STOCKHOLDER PROPOSAL TO “ELECT EACH DIRECTOR ANNUALLY”

RESOLVED: Shareholders request that our Directors increase shareholders’ rights and take the steps necessary so that each director is elected annually. (Does not affect the unexpired terms of directors.)

We as shareholders voted in support of this topic.

Year Rate of Support
2001	54%
2002	55%
2003	55%

These percentages are based on yes and no votes cast. I believe this repeat level of shareholder support is more impressive than the raw percentages because this support followed our Directors’ objections.

The 45% vote for our directors’ objection in 2003 equals only 22% of Allegheny shares outstanding. The Council of Institutional Investors www.cii.org formally recommends that companies adopt this proposal topic and also adopt proposals which win a majority of votes cast (both points apply to Allegheny). Institutional investors in general own 65% of Allegheny stock.

Since 2001 our Directors have provided no management position evidence that our Directors consulted with a corporate governance authority who had long-term support for this proposal topic. I believe our directors have a fiduciary duty to give equal consideration to both sides of this key issue.

I can only question how our Directors analyzed this proposal topic. I believe our directors have done a disservice to shareholders, employees and customers by committing themselves to the status quo on this key issue without giving an equal hearing to the other side.

Looking toward our 2004 ballot — mutual funds are expected to cast their ballots more in favor of shareholder rights. This is according to “Tossing Out the Rubber Stamp, Under SEC pressure, mutual funds are making waves in their proxy voting,” Business Week, November 17, 2003.

Strong Investor Concern

Thirty-eight (38) shareholder proposals on this topic achieved an impressive 62% average supporting vote in 2003.

I believe our Directors’ opinion is unfounded that the annual election of each director could leave our company without experienced Directors. In the unlikely event that shareholders vote to replace all Directors, such a decision would express deep dissatisfaction with the incumbent Directors and would reflect the need for change.

I believe that it is important to take at least the single step here to improve our shareholder rights since I believe our 2003 standards were not impeccable. For instance:

No confidential voting

No independent Board Chairman

Super-Majority vote rules (67%, etc.) restrict shareholder rights

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.

Source: “Take on the Street” by Arthur Levitt

Elect Each Director Annually

Yes on 8

END OF STOCKHOLDER PROPOSAL

Your Board of Directors recommends a vote FOR this proposal and will so vote proxies received that do not otherwise specify.

A majority of stockholders voted in favor of declassifying the Board at the 2001, 2002 and 2003 Annual Meetings of Stockholders. In light of the level of stockholder support for this change, the Nominating and Governance Committee of the Board reviewed this matter in January 2004 and recommended to the Board that the Board be declassified. The Board agreed with the recommendation of the Nominating and Governance Committee.

The SEC has authorized the Company to solicit proxies containing this proposal under the Public Utility Holding Company Act of 1935. Implementation of this proposal also requires SEC authorization. The Company has applied for that authorization and expects to receive it.

If stockholders approve the proposal, the Board, upon SEC authorization, intends to take all action required under Maryland law to declassify the Board. The Board plans to implement the change so that annual election of directors will be effective at the 2005 Annual Meeting of Stockholders. The directors who are not up for election at that meeting will resign, and each director will stand for election in 2005 to serve until the 2006 Annual Meeting of Stockholders and until a successor is duly elected and qualified. If this proposal is approved and the Board takes the action described above, the Board will also take necessary action to require stockholder approval to opt back into the provisions of Maryland law which allow classification of the Board.

9-STOCKHOLDER PROPOSAL REGARDING “INDEPENDENT BOARD CHAIRMAN”

RESOLVED: Shareholders request that our Board of Directors amend the By-Laws to require that an independent director, according to the 2003 Council of Institutional Investors definition, serve as chairman of the Board of Directors. This is to be implemented within the scope of powers which our board has.

This topic won support from 42% of the yes and no votes cast at our December 2003 annual meeting in spite of our Directors’ objection.

The primary purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO. I believe that separating the roles of Chairman and CEO will promote greater management accountability to shareholders and lead to a more objective evaluation of the CEO. An independent Chairman can enhance investor confidence in our Company and strengthen the integrity of the Board of Directors.

Recent corporate scandals have focused attention on the issue of board independence and the need for an independent board chairman. According to The Wall Street Journal, “in a post-Enron world of tougher corporate-governance standards, the notion of a separate outside chairman is gaining boardroom support as a way to improve monitoring of management and relieve overworked CEOs” (“Splitting Posts of Chairman, CEO Catches on With Boards,” November 11, 2002).

How can one person, serving as both Chairman and CEO, effectively monitor and evaluate his or her own performance? A blue-ribbon commission of the National Association of Corporate Directors recently observed “it is difficult for us to see how an active CEO, already responsible for the operations of the corporation, can give the time necessary to accept primary responsibility for the operations of the board.”

In January 2003 the Conference Board said, “Typically, the CEO is a member of the board, but he or she is also part of the management team that the board oversees. This dual role can provide a potential for conflict, particularly in those cases in which the CEO attempts to dominate both the management of the company and the exercise of the responsibilities of the board.”

The Conference Board added that it was “profoundly troubled by the corporate scandals of the recent past. The primary concern in many of these situations is that strong CEOs appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance.”

I believe that an independent director serving as Chairman can help ensure the objective functioning of an effective board. Conversely, I fear that combining the positions of Chairman and CEO may result in a passive and uninvolved board that rubber-stamps the CEO’s own decisions.

Independent Board Chairman

Yes on 9

END OF STOCKHOLDER PROPOSAL

Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

The Board of Directors believes that it is in the best interests of the Company and its stockholders for the Board to have the flexibility to determine the best director to serve as the Chairman of the Board, whether that director is an outside director or a member of executive management. The Board also believes that its members, with one exception, are independent directors, and are best situated to determine which director should serve as Chairman of the Board. Amending the Company’s by-laws to restrict the Board’s discretion in this regard would deprive the Board of the freedom to select the most qualified and appropriate individual to lead the Board as Chairman.

After careful consideration the Board believes that, at this time, the Company is best served by having the Chief Executive Officer also serve as Chairman of the Board. Since only one of the Board’s current directors is a current or former employee of the Company, there are ample independent directors to offer critical review of management. Furthermore, all of the Board committees, other than the Executive Committee, are chaired by independent, non-employee directors, including the Audit Committee, the Management Compensation and Development Committee and the Nominating and Governance Committee. In addition, the Board has instituted a Presiding Director position for its meetings in executive session, which provides Board leadership independent of management. The position of Presiding Director is rotated among the non-management directors for each regularly scheduled meeting of the non-management directors.

The Board believes that the Company’s by-laws provide appropriate flexibility for the selection of a Chairman and that the stockholder proposal imposes an unnecessary restriction that is not in the best interests of the Company and its stockholders.

10-STOCKHOLDER PROPOSAL REGARDING “EXPENSING STOCK OPTIONS”

Resolved: Shareholders request that our Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by our directors.

Current accounting rules give companies the choice of reporting stock option expenses annually or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote, rather than include the option costs in determining operating income. I believe that expensing stock options would more accurately reflect our company’s operational earnings.

Stock options are an important part of our Company’s executive pay program. Options have replaced salary and bonuses as the most significant element of executive pay at numerous companies. The lack of option expensing can promote excessive use of options in a company’s pay plans, obscure and understate the cost of executive pay and promote the pursuit of strategies designed to promote short-term stock price rather than long-term shareholder value.

We as shareholders voted in support of this topic:

Year	Rate of Support	(Based on yes and no votes cast)
2003	41%

I believe this level of shareholder support is more impressive because this support followed our Directors’ resistance. The 59% vote with our Directors’ resistance equaled only 29% of Allegheny shares outstanding. Also insiders, who I believe often resist shareholder proposals and who are more likely to vote, owned 19% of our stock in 2003. Thus the majority of the 29% vote could have come from the 19% of insiders at our company.

Furthermore I believe our directors’ resistance was based on a fallacy, published in our 2003 voting materials. This fallacy can be reduced to: If a proposal cannot be implemented in a perfect manner then it should be rejected. In other words if our company cannot act in a perfect manner, it is best to do nothing. I believe this is a fallacy.

This proposal is a request to act now and adopt this specific proposal. This is not a proposal to procrastinate until someone else sets a standard, maybe a lesser standard, at some unknown future time.

A recent Standard & Poor’s report said that expensing stock options would have lowered operational earnings at companies up to 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

Many companies have responded to investors’ concerns about their failure to expense stock options. In 2002 and 2003 more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, decided to expense stock options in order to provide their shareholders more accurate financial statements. We urge your support.

Expensing Stock Options

Yes on 10

END OF STOCKHOLDER PROPOSAL

Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

A substantially similar stockholder proposal on option expensing was considered at last year’s annual meeting and rejected by the stockholders. We continue to believe that it would not be in our stockholders’ best interest to change our accounting treatment of stock options at this time.

Under current accounting rules, a company may choose whether to include the grant of stock options in its income statement as an expense, or to disclose in the notes to its financial statements the impact that expensing equity-based compensation would have had on reported earnings. In keeping with the practice followed by many corporations, the Company does not expense stock options and instead discloses the impact of expensing in the notes to its financial statements. The Company believes that this accounting treatment adequately informs stockholders of the financial impact of stock options while making it easier to compare our financial performance with that of other companies. Although a number of companies have decided to expense stock options, the majority of corporations, including the Company and many of its peers, continue to provide information relating to the impact of the expensing of equity-based compensation in the notes to their financial statements. Therefore, it would be more difficult for the Company’s stockholders to compare our financial performance with many of our peers if the Company were to expense options at this time.

The expensing of stock options also raises a number of difficult issues that have not yet been resolved. The valuation of stock options relies on a variety of speculative estimates and assumptions regarding key variables. The companies that have decided to expense options have not adopted consistent valuation methods or consistent approaches to the transition from their former accounting policy with respect to stock option accounting. This lack of a reliable, standard method of valuing stock options and questions about transitioning to expensing makes it difficult to compare financial results among companies that are expensing stock options.

The Financial Accounting Standards Board (the FASB) has a project underway to address issues related to equity-based compensation and stock options. The ultimate goal of the project is the establishment of a single method for the recognition and measurement of compensation expense that would be followed by all companies. The FASB is expected to issue a final rule during the second half of 2004 that may require the expensing of stock options and may provide new fair value measurement guidance. We will continue to evaluate our approach with respect to stock option accounting in light of any future accounting guidance and industry actions in this area.

11-STOCKHOLDER PROPOSAL REGARDING “RETENTION OF

STOCK OBTAINED THROUGH OPTIONS”

RESOLVED: Shareholders request that our board of directors adopt a policy for senior executives and directors to commit to hold throughout their tenure at least 50% of all Allegheny Energy shares that they obtain by exercising stock options. This would include each option plan that our Board has the power to modify accordingly.

Since the accounting scandals at Enron, Worldcom and other companies, the role of stock options in executive pay has become more controversial. Stock options can provide incentives to senior executives which conflict with the interests of regular stockholders. Stock option grants promise executives all the gain of stock price increases yet none of the risk of stock price declines. For this reason, stock options can encourage action to boost short-term stock price at the expense of long-term shareholder value.

Particularly important since our dividend was 100% eliminated

Unlike direct stock ownership, stock options can also discourage executives from increasing dividends because option holders are not entitled to dividends. This is particularly important to us since our dividend was 100% eliminated.

This resolution proposes to align director and executive interests with those of regular shareholders: By asking our directors and executives to commit to hold at least 50% of all Allegheny Energy stock that they obtain by exercising options for as long as they remain directors or executives. This policy seeks to decouple executive and director compensation from short-term price movements. This is designed to encourage greater emphasis on long-term gain while giving directors and executives the flexibility to sell up to 50% of such holdings.

I believe that adopting this policy would be a good way to assure shareholders that our directors and senior executives are committed to the long-term growth of Allegheny Energy and not merely on market-timing and short-term gains.

I urge you to vote FOR this resolution.

Retention of Stock Obtained through Options

Yes on 11

END OF STOCKHOLDER PROPOSAL

Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

The Board of Directors has considered this proposal and considers it unnecessary and not in the best interests of the Company and its stockholders.

The Board’s Management Compensation and Development Committee (the Compensation Committee), which is comprised entirely of independent directors, consults directly with internal and outside experts to evaluate a variety of customary compensation tools and approaches that will enable the Company to attract and retain high-performing executives. This proposal would limit the Board’s ability to continue to develop effective compensation policies.

Because the directors of the Company are not granted stock options under existing compensation plans for the directors, the proposal currently applies only to the executive officers of the Company. The Board believes that the Company’s current approach to executive compensation provides the appropriate incentives to the Company’s executive officers and positions the Company to best compete for executive talent.

The current options program reflects the most widely-used approach among public companies. Under the Long-Term Incentive Plan (LTIP), options to purchase the Company’s common stock may be granted to executive officers upon terms and conditions as determined by the Compensation Committee. The Compensation Committee may award non-qualified stock options or incentive stock options (each as defined in the LTIP).

The limitations imposed on the LTIP make the proposal unnecessary. Generally, stock options granted to senior executives vest over a number of years. In addition, no participant in the LTIP may receive incentive stock option awards under the LTIP or any other Company plan that would result in incentive stock options to purchase shares of the Company’s common stock with an aggregate fair market value of more than $100,000 first becoming exercisable by such participant in any one calendar year. Together, these factors create incentives for the senior executives to maximize long-term stockholder value. In light of these plan limitations, any requirement that the Company’s senior executive officers commit to hold throughout their tenure at least 50% of the Company’s common stock purchased by exercising their stock options is unnecessary, would limit the Company’s ability to offer a compensation program in line with that of other companies, and could place the Company at a competitive disadvantage in recruiting qualified executives.

The Company’s current long-term senior executive compensation program gives the Compensation Committee the flexibility to design and administer this program in a way that best meets the needs of the Company and its stockholders. The Board believes that restricting this flexibility is not in the best interests of the Company or its stockholders.

12-STOCKHOLDER PROPOSAL REGARDING “AUDITOR FEES”

Resolved that the shareholders of Allegheny Energy Inc. (“the Company”) request that the Board of Directors adopt a policy stating that the public accounting firm retained by our company, should not also be retained to provide non-audit services to our Company.

Statement of Support:  The role of independent auditors in ensuring the integrity of the financial statements of public corporations in fundamentally important to the efficient and effective operation of the financial markets. The U.S. Securities and Exchange Commission recently stated:

Independent auditors have an important public trust. Investors must be able to rely on issuers’ financial statements. It is the auditors opinion that furnishes investors with critical assurance that the financial statements have been subjected to a rigorous examination by an objective, impartial, and skilled professional, and that investors, therefore, can rely on them. If investors do not believe that an auditor is independent of a company, they will derive little confidence from the auditor’s opinion and will be far less likely to invest in that public company’s securities.

(Division of Corporate Finance, Staff Legal Bulletin #14, 7/31/01) (Bulletin #14”)

It is crucially important to the integrity of the auditing process and the confidence of investors that those firms performing audits for public corporations avoid business relationships that might compromise their independence or raise the perception of compromised judgment. At the heart of the challenge to auditor independence is the growing level of business and financial relationships that threaten auditor independence.

The growth of non-audit revenues represents a trend that has been accelerating dramatically in the last several years, with non-audit fees for consulting or advisory services exceeding audit fees at many companies. Our Company is in the category of companies that pays its audit firm more for non-audit advisory services than it does for audit services. The Company’s most recent proxy statement indicated a change on how Audit Fees were reported in the past. The most recent as follows Audit Fees 2,908,100 in 2001 & 8,861,865 in 2002 including 5,032,589 paid in 2003. Audit related fees 542,682 in 2001 & 202,787. Tax fees 1,359,057 in 2001 & 146,577 in 2002. Aggregate fees of 8,991,161 in 2001 & 1,855,947 in 2002. This was a change from 2000 & 2001 proxy statements. We believe that this financial “web of business and financial relationships” may at a minimum create the perception of a conflict of interest that could result in a lack of owner and investor confidence in the integrity of the Company’s financial statements. As long-term shareowners, we believe that the best means of addressing this issue is to prohibit any audit firm retained by our Company to perform audit services from receiving payment for any non-audit services performed by the firm. This was a recommendation from the Council of Institutional Investors in a press release dated 4 Feb. 2002.

We urge your support for this resolution designed to protect the integrity of the Company’s auditing and financial reporting processes.

END OF STOCKHOLDER PROPOSAL

Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

The Company believes it has been prudent in its use of PricewaterhouseCoopers LLP (PwC) for consulting and other “non-audit” services, with oversight by the Audit Committee of the Board of Directors. These engagements have been made only when two conditions are met. The first is a determination that PwC’s particular expertise, coupled with its knowledge of the Company and the Company’s management and financial systems, provides substantial assurance of high-quality, focused, timely, cost-effective, and useful results. The second is a determination that the engagement is consistent with the maintenance of auditor independence and law and regulation. Any such engagement requires the prior approval of the Audit Committee.

As noted on page 31 of this proxy statement, the Company’s use of PwC for non-audit matters substantially declined in 2003. In 2002, the Company determined that it would no longer use PwC for new financial system design and implementation projects, and subsequent changes to SEC regulations have substantially prohibited an independent auditor from providing these and a number of other services to an issuer. However, the Company continues to believe it should retain the flexibility, subject to appropriate Audit Committee oversight, to engage PwC for other matters.

The Audit Committee, composed solely of independent directors, continually monitors and evaluates the performance and independence of PwC in both its auditing services and its non-audit services. We believe stockholder interests are best served if all qualified providers of a particular service are first considered. If the Company’s independent accountants are evaluated for a particular service as best qualified to meet the needs of the assignment, the Audit Committee, in consultation with management, determines whether such services can be performed in accordance with the current, more restrictive SEC regulations and without impairment of the external auditors’ independence. Such services, which benefit the Company, should not be precluded by a blanket prohibition such as that contained in the stockholder proposal.

13-STOCKHOLDER PROPOSAL REGARDING “PRE-EMPTIVE RIGHTS”

PROPOSAL TO AMEND ARTICLE VII OF THE CHARTER TO RETURN PRE-EMPTIVE RIGHTS.

RESOLVED: Shareholders request that our Directors increase shareholder rights and take the steps necessary to amend Article VII Section B of the Company Charter.

Change Article VII Section B to read:

No holder of Common Stock shall be entitled as such a matter of right to subscribe for or purchase any part of any new or additional issue of stock of the Corporation of any class whatsoever or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized or whether issued for money, for consideration other than money or by way of dividend; provided, however, that if the Board of Directors shall determine to offer any new or additional shares of Common Stock, or any security convertible into Common Stock, for money, other than by a public offering of all of such shares or an offering of all of such shares to or through underwriters or investment bankers who shall have agreed promptly to make a public offering of such shares, the same shall first be offered pro rata to the holders of the then outstanding purchaser (without deduction of such reasonable compensation, allowance or discount for the sale, underwriting or purchase as may be fixed by the Board of Directors) than those on which the Board of Directors issues and disposes of such stock or securities to others than such holders of Common Stock and provided further, that the time within which such preemptive rights shall be exercised may be limited by the Board of Directors to such time as to said Board may seem proper, not less, however, than ten days after the mailing of notice that such stock rights are available and may be exercised.

The Proposal, if adopted by the stockholders, would return pre-emptive rights of stockholders to subscribe for newly issued securities of the company and will provide shareholders the right to purchase securities as set forth in Article VII, Section B as proposed.

Also, if adopted to direct the President and Secretary or a Vice-President and an Assistant Secretary of the company are hereby authorized, empowered and directed to execute and file appropriate documentation containing said amendment with the appropriate department of the State of Maryland prior to or at the companies annual shareholder meeting, scheduled in 2005 (for year 2004) and upon such filing said amendment shall be effective.

Also, at which time file proper Security and Exchange Commission documentation for approval.

We urge your support for this resolution designed to return Pre-Emptive Rights to Shareholders.

END OF STOCKHOLDER PROPOSAL

Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

This proposal seeks to restore the preemptive rights of stockholders that were recently eliminated pursuant to a proposal that was unanimously approved by the Board of Directors and approved at a special meeting of the Company’s stockholders in March 2003. The preemptive rights provided the Company’s existing stockholders with the first right to purchase, on a pro-rata basis, any shares of common stock or securities convertible into common stock offered by the Company, except where such shares or securities were offered and sold in a public offering.

Last year, the Company responded to the significant financial challenges facing it by asking the stockholders to eliminate their preemptive rights. This enabled the Company to raise $300 million in July 2003 in a private transaction involving the issuance of trust preferred securities convertible into up to 25 million shares of the Company’s common stock. This transaction, together with other measures undertaken by the Company, significantly contributed to the improvement of the Company’s financial condition and helped the Company to avoid bankruptcy.

The Company’s current financial plan contemplates the issuance of up to $300 million of common equity through the end of 2005 in order to restore its common equity-to-total capitalization ratio to 30%. The Company intends to complete this issuance by way of one or more public offerings. However, the ability to accomplish this and other objectives is subject to many risks, including the continuing volatility in the energy sector, regulatory uncertainties and financial market uncertainty. Accordingly, the Board of Directors believes that the restoration of preemptive rights would hinder the Company’s ability to raise needed funds expeditiously and that it would be imprudent to relinquish the flexibility afforded by the elimination of the preemptive rights.

The Board notes that very few public companies provide preemptive rights to their stockholders. The Board believes that preemptive rights are extremely rare among large public companies because the loss of flexibility in raising capital on a timely basis in rapidly changing financial markets is widely recognized as undesirable.

Before the Company sells common stock or securities convertible into common stock, the Board will carefully consider the effects on current stockholders and will seek to adopt an approach that protects the value of its stockholders’ existing investment in the Company. In addition, any sale of 20% or more of the then-outstanding common stock or securities convertible into 20% or more of the then-outstanding common stock would, subject to limited exceptions, require stockholder approval under applicable rules of the New York Stock Exchange. Any issuance by the Company of common stock or securities convertible into common stock also would require approval of the SEC under the Public Utility Holding Company Act of 1935.

The Board believes that the original reasons for eliminating the preemptive rights are still applicable and that restoring these rights would not be in the best interests of the Company or its stockholders.

14-STOCKHOLDER PROPOSAL REGARDING “REINCORPORATION IN DELAWARE”

This topic won 33% of the yes/no Allegheny Energy vote in 2002 and again in 2003.

RESOLVED, that the shareholders of Allegheny Energy urge the Board of Directors to take the measures necessary to change the Company’s state of incorporation from Maryland to Delaware and thereby increase the rights of shareholders.

SUPPORTING STATEMENT

We believe that Allegheny and its shareholders would benefit if the Company changed its incorporation from Maryland to Delaware. Delaware has adopted comprehensive, flexible corporate laws which are updated to meet changing business needs and are more responsive than Maryland law to the needs of shareholders. Maryland’s corporate law contains anti-takeover provisions, not available under Delaware law, which we believe disempower shareholders of Maryland corporations.

For example, Maryland has a “control share acquisition statue,” which provides that shares obtained in a control share acquisition (an acquisition of a certain percentage beginning at 10% of the voting power of a company’s stock) lose their voting rights unless holders of two-thirds of the shares not acquired in the acquisition approve retention of the voting rights. Such statues make it more difficult for a bidder to purchase a company without board approval, even if shareholders support the bid. Delaware has no such statue.

Similarly, Maryland’s corporation code gives sole discretion to the board to authorize shareholder rights plans or “poison pills.” This includes “dead hand” poison pills which, we believe, further impair shareholders’ rights. Dead-hand poison pills restrict the ability of the board to redeem a poison pill and thus permit a transaction to proceed if those directors were not the same directors who adopted the poison pill or were not nominated by the directors who adopted the poison pill.

At the deadline for submitting this proposal Allegheny still had an active poison pill and, under Maryland law, could unilaterally implement a “dead hand” feature. By contrast, dead-hand poison pills are unlawful under Delaware law. Even if our directors redeem their poison pill in 2004 our directors can still adopt another poison pill without shareholder vote.

There is evidence that companies with stronger shareholder rights significantly outperform both companies with weaker shareholder rights and the broader market. In a 2001 study, researchers at Harvard and the University of Pennsylvania’s Wharton School ranked companies using a governance index designed to measure shareholder rights. This took into account, among other things, whether a company had a poison pill or was incorporated in a state with anti-takeover laws. Companies with the strongest shareholder rights out performed companies with the weakest shareholder rights by 8.5% per year from 1990-1999. These companies also outperformed the broader market during that time by 3.5%.

We urge shareholders to support increasing rights for shareholders and to vote for this proposal.

END OF STOCKHOLDER PROPOSAL

Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

Your Board of Directors believes that it is in the best interests of the Company and its stockholders to remain incorporated in the State of Maryland, where it has been incorporated since 1925. In addition to the expenses involved in reincorporating in another state, which would require various regulatory approvals and amendments or waivers from contractual counterparties, incorporating under the laws of the State of Delaware would subject the Company to Delaware’s annual franchise tax, which would cost the Company $160,000 each year. There is no franchise tax in Maryland.

While the corporation statutes of Delaware and Maryland are similar in many respects, Maryland’s corporate statutes have many provisions which are more protective of stockholders than Delaware’s. For example, Delaware law allows the prohibition of stockholders from calling special meetings, which Maryland law does not. The Maryland General Corporation Law also provides more certainty in many areas. For instance, Maryland law requires that a director of a Maryland corporation perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation, and with the care an ordinarily prudent person in a like position would use under similar circumstances. Delaware has no comparable statute, but has developed its standards of conduct for directors through constantly evolving opinions of the Delaware courts.

The Maryland legislature has adopted comprehensive, flexible corporate statutes which are updated to meet changing business needs and are responsive to the needs of stockholders. For example, Maryland employs a more modern standard for dividends and other distributions, permitting a corporation to make any distribution authorized by its board of directors if, after the distribution, the corporation would not be insolvent in either the “equity sense” or the “balance sheet sense.” This standard, taken from the Model Business Corporation Act, has been adopted by more than 25 states. Delaware still employs the old, arbitrary, par value-based test, restricting a corporation to declaring and paying dividends only out of the corporation’s surplus or, if there is no surplus, out of the corporation’s “net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year” (unless the capital of the corporation would become impaired thereby).

Although the proponent refers to stockholder rights plans, as noted above, the Board of Directors has determined to redeem the Rights issued under the Company’s Stockholder Protection Rights Agreement, and will do so promptly after it obtains SEC authorization. The Board therefore believes that any difference in state law treatment of such plans is irrelevant to your consideration of this proposal.

In light of the comprehensive, flexible, and modern nature of the Maryland General Corporation Law and the negative economic effect on the Company resulting from a reincorporation, the Board believes it is in the best interests of the Company and its stockholders to remain incorporated in Maryland.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors currently has the following committees: Audit, Executive, Finance, Management Compensation and Development, and Nominating and Governance. The current members of these committees are listed below.

Audit Committee.    Steven H. Rice (Chair), Michael H. Sutton (Vice Chair), H. Furlong Baldwin and Eleanor Baum. Mr. Baldwin was appointed to the Committee effective November 14, 2003. Mr. Sutton was appointed as a member and Vice Chair of the Committee effective February 5, 2004. Mr. Kleisner served on the Committee until February 5, 2004. The Audit Committee, which is made up of independent directors only, assists the Board in its oversight of internal controls and the integrity of the Company’s financial statements, and is directly responsible for the oversight of the audit process and the employment of independent auditors. The Board has determined that each member of the Audit Committee is independent under both Rule 10A-3 under the Securities Exchange Act of 1934 and the applicable independence standards of the New York Stock Exchange (NYSE). Further, the Board has determined that Michael H. Sutton is an audit committee financial expert as defined under applicable law. Each member of the Committee is financially literate, and one or more members of the Committee possesses accounting or related financial management expertise, as determined by the Board in its business judgment. The Committee operates pursuant to a written charter consistent with the standards of the NYSE. The Committee met 28 times in 2003.

Executive Committee.    Paul J. Evanson (Chair); H. Furlong Baldwin; and Steven H. Rice. Mr. Baldwin was appointed to the Committee effective February 5, 2004. Frank A. Metz, Jr. served on the Committee until his retirement as a director on February 5, 2004. The Executive Committee has, with certain exceptions, all of the powers of the Board when the Board is not in session. The Committee met six times in 2003.

Finance Committee.    Eleanor Baum (Chair), Julia L. Johnson, Ted J. Kleisner and Michael H. Sutton. Ms. Johnson was appointed to the Committee effective November 14, 2003. Mr. Sutton was appointed to the Committee effective February 5, 2004. Frank A. Metz, Jr. served on the Committee until his retirement as a director on February 5, 2004. The Finance Committee reviews and makes recommendations to the Board with respect to financing, short-term borrowing policies and any strategic acquisition, divestiture, joint venture, business combination, restructuring, or strategic initiative involving the Company. The Committee met 11 times in 2003.

Management Compensation and Development Committee.    H. Furlong Baldwin (Chair); Cyrus F. Freidheim, Jr.; Ted J. Kleisner; and Gunnar E. Sarsten. Messrs. Baldwin and Freidheim were appointed to the Committee on November 14, 2003. Mr. Baldwin was named Chair and Mr. Kleisner was appointed to the Committee on February 5, 2004. Frank A. Metz, Jr. served as the Committee’s Chair until his retirement as a director on February 5, 2004. The Management Compensation and Development Committee, which is made up of independent directors only, makes recommendations to the Board on certain matters concerning officers, including compensation and management succession. Until April 4, 2003, this Committee was named the Management Review and Director Affairs Committee and also served as the nominating committee for directors. The Board has determined that each member of the Committee is independent under the applicable standards of the NYSE. The Committee operates pursuant to a written charter consistent with the standards of the NYSE. The Committee met 12 times in 2003.

Nominating and Governance Committee.    Gunnar E. Sarsten (Chair); Cyrus F. Freidheim, Jr.; Julia L. Johnson; and Steven H. Rice. The Nominating and Governance Committee, which is made up of independent directors only, was appointed on April 4, 2003. Mr. Freidheim and Ms. Johnson were appointed to the Committee on November 14, 2003. This Committee reviews and makes recommendations to the Board with respect to corporate governance matters, serves as the nominating committee for directors, and reviews director compensation and benefits. The Board has determined that each member of the Committee is independent under the applicable standards of the NYSE. The Committee operates pursuant to a written charter consistent with the standards of the NYSE. The Committee met nine times in 2003.

Strategic Affairs Committee (Dissolved).    The Committee’s members were Lewis B. Campbell (Chair); Frank A. Metz, Jr.; and Paul J. Evanson (ex-officio). The Strategic Affairs Committee reviewed and made recommendations, in cooperation with the Finance Committee, to the Board with respect to matters related to any strategic acquisition, divestiture, joint venture, business combination, restructuring, or strategic initiative involving the Company. No meetings were held in 2003 and the Committee was dissolved on November 14, 2003.

New Business Committee (Dissolved).    The Committee’s members were Gunnar E. Sarsten (Chair), Wendell F. Holland, Alan J. Noia and Steven H. Rice. The New Business Committee reviewed and made recommendations to the Board with respect to the entry of the Company into new businesses and with respect to proposed budgets, business plans and investments thereof. No meetings were held in 2003 and the Committee was dissolved on April 4, 2003.

CORPORATE GOVERNANCE PRACTICES

The Board of Directors has long been committed to sound and effective corporate governance practices. Set forth below is a discussion of significant matters relating to the Company’s corporate governance policies and procedures.

Director Independence.    A substantial majority of the members of the Board historically have been independent, and key committees are comprised solely of independent directors. In early 2004, the Board adopted a Policy Regarding Director Independence Determinations (Policy) to assist the Board in determining director independence in accordance with applicable NYSE requirements. The Policy sets forth categorical standards by which the Board has determined that a majority of the current directors (all directors other than Mr. Evanson) are independent. The Policy is available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section of the Financial home page.

Executive Sessions of Non-Management Directors.    The non-management members of the Board meet in executive session. The Company’s non-management directors met 12 times in 2003. Due to changes in management during 2003, James J. Hoecker served as Lead Director from April 18, 2003 to July 10, 2003. Beginning on July 10, 2003, the Lead Director position was replaced with a Presiding Director position, which provides Board leadership independent of management. The position of Presiding Director is rotated among the non-management directors for each regularly-scheduled meeting of the non-management directors.

Code of Business Conduct and Ethics.    In early 2004, the Board adopted a Code of Business Conduct and Ethics for the Company’s Board of Directors, officers and employees in order to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which the Company is subject. All directors, officers and employees of the Company are expected to be familiar with the Code of Business Conduct and Ethics and to adhere to its principles and procedures. The Code of Business Conduct and Ethics is available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section of the Financial home page.

Nominating and Governance Committee.    The Board formed the Nominating and Governance Committee on April 4, 2003 to consider and recommend candidates for Board vacancies, actively recruit qualified candidates, review Board performance annually, review and make recommendations regarding Board leadership and all committees of the Board, monitor changes in applicable standards and developments in the corporate governance field generally, establish criteria for Board performance evaluations, and review and report to the Board on matters of corporate governance. In identifying and recommending nominees for positions on the Board, the Nominating and Governance Committee places primary emphasis on the criteria set forth in the Company’s Corporate Governance Guidelines and such other factors as it deems appropriate. These factors include integrity, compatibility, judgment, independence, experience and background in a relevant field, willingness to commit time and energy, and a genuine interest in the electric industry. Nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees. A report of the Nominating and Governance Committee regarding its activities in 2003 and early 2004 is included in this proxy statement. The charter of the Nominating and Governance Committee is available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section of the Financial home page.

Corporate Governance Guidelines.    The Board adopted a comprehensive set of Corporate Governance Guidelines on July 10, 2003. These guidelines address a number of important governance issues including director independence, criteria for Board membership, expectations regarding attendance and participation at meetings, authority of the Board and committees to engage outside independent advisors as they deem appropriate, succession planning for the Chief Executive Officer, and annual Board evaluation. These guidelines require the directors to make every effort to attend annual meetings of the Company’s stockholders. Of the nine director nominees and directors whose terms continued, all except for Julia L. Johnson and Frank A. Metz, Jr. attended the 2003 Annual Meeting of Stockholders held on November 14, 2003. The Board met 32 times in

2003. In 2003, all directors other than H. Furlong Baldwin attended more than 75% of the meetings of the Board and committees on which they served that were held during the periods they served as directors. The Corporate Governance Guidelines are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section of the Financial home page.

Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors.    The Board has adopted procedures for the Company’s stockholders, employees and other interested parties to communicate concerns regarding accounting, internal accounting controls or auditing matters to the Board or the Audit Committee, and other matters to the Board or the non-management directors. All communications received will be kept confidential, and employees may communicate concerns regarding questionable accounting, internal accounting controls or auditing matters on an anonymous basis. These procedures are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section of the Financial home page.

Recent Developments.    The Company’s management has closely reviewed internally and with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC and the recently adopted NYSE Listing Standards regarding corporate governance policies and procedures. As a result of this review process, the Board has made certain revisions to the Audit Committee charter to reflect changes to the legal and NYSE requirements applicable to the Audit Committee. The revised Audit Committee charter is attached as Annex C to this proxy statement. This review process also led to certain revisions to the charter of the Nominating and Governance Committee, and the adoption of a written charter for the Management Compensation and Development Committee. The charters are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section of the Financial home page. The Board continues to monitor guidance from the SEC, the NYSE and other relevant agencies regarding corporate governance procedures and policies, and will continue to assess these charters to ensure full compliance with the applicable requirements.

In addition to being available on the Company’s website, printed versions of the Company’s corporate governance documents, including the Company’s Corporate Governance Guidelines; Code of Business Conduct and Ethics; Policy Regarding Director Independence Determinations; and Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors; as well as the charters of the Audit, Nominating and Governance, and Management Compensation and Development Committees, are available to stockholders upon request made to the attention of the Secretary of the Company.

COMPENSATION OF DIRECTORS

In 2003, directors who were not officers or employees (outside directors) each received for all services to the Company (a) $22,000 in retainer fees, (b) $1,000 for each Board meeting attended, and (c) $1,000 for each committee meeting attended, except for members of the Audit Committee who received $1,200 for each meeting of the Audit Committee attended. The Chair of each committee, other than the Executive Committee, received an additional fee of $4,000 per year. The Chair of the Audit Committee received an additional fee of $8,000 per year. In addition to the foregoing compensation, the outside directors of the Company, in 2003, each received an annual retainer of $12,000 in shares of the Company’s common stock.

In 2003, certain directors were eligible for and received deferred stock units under the Deferred Stock Unit Plan for Outside Directors (the Plan). The Plan provided for a lump sum payment (payable at the director’s election in one or more installments, including interest thereon equivalent to the dividend yield) to directors calculated by reference to the price of the common stock. Outside directors who served at least five years on the Board and left at or after age 65, or upon death, disability, or as otherwise provided under the terms of the Plan, received payments under the Plan. Three hundred seventy-five deferred stock units were credited on June 1, 2003 to each of the following individuals who were then serving as directors: Eleanor Baum; Lewis B. Campbell; James J. Hoecker; Wendell F. Holland; Ted J. Kleisner; Frank A. Metz, Jr.; Steven H. Rice; and Gunnar E. Sarsten. The Plan was terminated on November 14, 2003, and a lump sum amount in lieu of benefits under the Plan was determined for each director to whom stock units were allocated and unpaid under the Plan. The lump sum was determined according to the number of stock units that had been allocated to each director under the Plan multiplied by the price of the common stock. The lump sum amounts determined pursuant to the terms by which the Plan was terminated were as follows: Eleanor Baum, $66,749; Lewis B. Campbell, $16,431; James J. Hoecker, $11,012; Wendell F. Holland, $36,623; Ted J. Kleisner, $12,410; Edward H. Malone, $37,469; Frank A. Metz, Jr., $70,340; Steven H. Rice, $50,813; and Gunnar E. Sarsten, $62,687. The stated amounts were paid to Messrs. Campbell, Hoecker, Holland and Malone, respectively. For the remaining individuals named above, the amounts stated are payable, with accumulated interest, upon the termination of their service as directors.

Effective January 1, 2004, outside directors each receive for all services to the Company (a) $25,000 in retainer fees, (b) $1,250 for each Board meeting attended, and (c) $1,250 for each committee meeting attended, except for the members of the Audit Committee who receive $1,500 for each meeting of the Audit Committee attended. The Chair of the Audit Committee receives an additional fee of $12,500 per year, and an additional fee of $8,000 per year is received by the Chairs of the Finance, Management Compensation and Development, and Nominating and Governance Committees. In addition, subject to the approval by stockholders of the Company’s proposal to adopt a director equity compensation plan as described in proposal 3, each outside director will receive 800 shares of the Company’s common stock each fiscal quarter in 2004.

Under an unfunded deferred compensation plan, an outside director may elect to defer receipt of all or part of his or her director’s fees for succeeding calendar years to be payable with accumulated interest when he or she ceases to be a director, in equal annual installments or in a lump sum.

CERTAIN RELATED TRANSACTIONS

In 2003, the law firm of Swidler Berlin Shereff Friedman, LLP performed legal services for the Company and its subsidiaries. James J. Hoecker, who resigned as a director effective October 13, 2003, is a partner at Swidler Berlin Shereff Friedman, LLP.

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE

The role of the Nominating and Governance Committee (the Committee), is to assist the Board in fulfilling its oversight responsibilities with respect to matters of corporate governance, to identify and recommend individuals to the Board for nomination as directors, and to review director compensation and benefits.

During 2003, the Committee developed, recommended to the Board for adoption and reviewed the Company’s Corporate Governance Guidelines to strengthen its corporate governance practices, protect the interests of the stockholders and reflect the adoption of the New York Stock Exchange (NYSE) corporate governance rules. In early 2004, consistent with the requirements of the NYSE rules, the Committee developed, recommended to the Board for adoption and reviewed the Company’s Code of Business Conduct and Ethics for directors, officers and employees, and guidelines for director independence determinations.

The Committee approved and recommended to the Board the director nominees standing for election at the 2004 Annual Meeting of Stockholders based on the criteria set forth in the Corporate Governance Guidelines. In addition to recommending the nominations of Eleanor Baum, Cyrus F. Freidheim, Jr. and Ted J. Kleisner to stand for re-election at the 2004 Annual Meeting, the Committee recommended the election of Michael H. Sutton to fill the vacancy created by the retirement of Frank A. Metz, Jr. Mr. Sutton was considered by the Committee as a candidate for director upon the reference of a third party known to the Committee Chair in connection with the Committee’s ongoing search for appropriate director candidates to fill potential director vacancies. Mr. Sutton was recommended as a nominee by the Committee following separate interviews by: the Chair of the Committee, the Chairman of the Board and the entire Committee. The Board elected Mr. Sutton as a director on February 5, 2004. In evaluating and recommending nominees for positions on the Board, the Committee may, but is not required to, consider nominees proposed by management, and will also consider nominees recommended by stockholders. Stockholders who wish to submit nominees for director for consideration by the Committee for election at the 2005 Annual Meeting of Stockholders may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with the information required by the Company’s by-laws, to the Secretary of the Company at its principal executive office not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such names shall be submitted not more than 10 days after such date is first announced or disclosed. The Company’s by-laws are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section of the Financial home page.

The Committee also recommended to the Board that the Company submit to the stockholders for approval at the 2004 Annual Meeting of Stockholders proposals to: (1) eliminate cumulative voting in the election of directors and (2) adopt a director equity plan. In addition, the Committee recommended to the Board that, upon stockholder approval, the Company take action to: (1) eliminate super-majority approval of control share voting rights, (2) eliminate super-majority approval of certain business combinations, (3) allow a simple majority vote for the removal of directors, (4) declassify the Board of Directors, and (5) require stockholder approval for the adoption or extension of any new stockholder rights (poison pill) agreements.

The Committee made recommendations on, and the Board adopted, certain changes in director compensation, effective January 1, 2004, based upon the results of an evaluation of director compensation conducted by a third party.

GUNNAR E. SARSTEN, Chair

CYRUS F. FREIDHEIM, JR.

JULIA L. JOHNSON

STEVEN H. RICE

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee, composed of at least three directors, all of whom must meet applicable independence and financial literacy criteria. The Audit Committee operates under a written charter adopted by the Board of Directors. The Board of Directors revised the charter in certain respects, effective March 4, 2004, to ensure the Audit Committee’s compliance with applicable legal and New York Stock Exchange (NYSE) requirements, and in order to conform the role of the Audit Committee to developing corporate governance best practices. The revised charter is attached as Annex C to the proxy statement.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal controls over financial reporting. Management and the Audit Services department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements in accordance with generally accepted auditing standards, and expressing an opinion on the Company’s financial statements based on the audit. The Audit Committee performs an oversight function for the Board of Directors. In accordance with its charter, the Audit Committee assists the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of the independent auditors and the Company’s internal audit function.

Beginning in 1999 and continuing through mid-2002, the Company rapidly grew its energy supply and trading business, including through acquisitions of a major energy trading business and other assets, and separated that business from the delivery business. This business transformation significantly challenged the Company’s accounting function and internal controls. Management developed plans to adapt its accounting systems to these changes, which it reviewed with the Audit Committee. The Audit Committee also monitored on a regular and ongoing basis management’s efforts to implement these plans.

Notwithstanding reported progress in the Company’s implementation of plans to augment and develop systems appropriate for the Company’s revised business model, the Audit Committee was advised by the Company’s independent auditors, PricewaterhouseCoopers LLP (PwC), by letter dated August 26, 2002, that PwC noted certain deficiencies involving the internal controls related to the Company’s energy trading operations and the failure of identified controls in preventing and/or detecting misstatements of accounting information that PwC considered to be material weaknesses under standards established by the American Institute of Certified Public Accountants. In light of that advice, the Audit Committee directed that management undertake a comprehensive program to address and resolve all of these concerns. The Audit Committee retained independent counsel to advise it in connection with these matters. As a direct consequence of these and other problems, the Company made substantial changes in its senior management in 2003.

In connection with the 2002 audit, the Company implemented corrective actions to mitigate the risk that its internal control discrepancies could lead to material misstatements in its financial statements in order to enable completion of the audit by PwC. The Audit Committee monitored the Company’s progress on a weekly basis. The Audit Committee also closely monitored the comprehensive review of the Company’s financial processes, records and internal controls occurring subsequent to PwC’s report, meeting 37 times between August 1, 2002 and the filing of the Company’s annual report on Form 10-K for 2002 on September 25, 2003. Based on the results of its comprehensive financial review, management was able to determine that its financial statements for periods prior to 2002 did not require restatement. The Audit Committee reviewed this determination with management and PwC.

The accounting errors identified by the Company and the Company’s comprehensive accounting review and corrective actions imposed significant delays on the Company’s reporting under the Securities Exchange Act of 1934 (Exchange Act). The Company and its subsidiaries delayed the filing of their 2002 Annual Report on Form 10-K until September 25, 2003, and delayed the filing of their Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003 until December 19, 2003, and for the periods ended September 30, 2002 and September 30, 2003 until January 23, 2004. As of January 23, 2004, the Company and its subsidiaries were current in their periodic reporting obligations under the Exchange Act. On March 11, 2004, the Company filed its 2003 Annual Report on Form 10-K on a timely basis.

PwC, in its report dated September 12, 2003, advised the Audit Committee of certain continuing material weaknesses noted during the 2002 audit. The Audit Committee discussed PwC’s findings with the new management team, and directed management to continue the Company’s efforts to address, and expeditiously resolve, these material weaknesses. Management informed the Audit Committee that it would continue to address and correct these material weaknesses, and would continue to engage outside professional service firms to assist the Company with the performance of its additional procedures to ensure the ongoing accuracy of the Company’s financial statements and improve the Company’s internal controls. The Audit Committee has continued to monitor the progress of management’s program to resolve these problems, and met 11 times between the filing of the 2002 annual report and the completion of PwC’s audit of the Company’s 2003 financial statements. In its report dated March 6, 2004, delivered in connection with completion of the 2003 audit, PwC noted that management has made significant progress in addressing the specific control weaknesses identified in the September 12, 2003 report. However, PwC also reported that certain material weaknesses remain and require remediation. Management has committed to address fully all such remaining weaknesses.

The Company’s disclosures under Item 9A of its 2003 Annual Report on Form 10-K more fully describe the corrective actions and augmented procedures it undertook in connection with the 2002 and 2003 audits and that it is undertaking on an ongoing basis to address identified material weaknesses and deficiencies.

In view of the ongoing public debate about corporate financial reporting policies and practices and the issue of auditor independence, the Committee reexamines its policies and practices annually to ensure that it continues to fully comply with changing legal and regulatory requirements and to address the concerns of the investing public.

The Audit Committee has reviewed the audited financial statements in the 2003 Annual Report on Form 10-K with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and clarity of the disclosures. The Audit Committee has reviewed with the Director, Audit Services, and PwC the overall scope and plans for their respective audits and has met with the Director, Audit Services, and PwC, with and without management present, to discuss audit results, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee has also reviewed PwC’s judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61. The Audit Committee has also discussed with PwC that firm’s independence from management and from the Company, including the contents of PwC’s letter delivered pursuant to Independence Standards Board, Standard No. 1.

In reliance on the discussions and reviews described above and subject to the considerations discussed below, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit

Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are accurate and presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

The Audit Committee has appointed, subject to stockholder ratification, PwC as the Company’s independent auditors for the fiscal year 2004.

STEVEN H. RICE, Chair

MICHAEL H. SUTTON, Vice Chair

H. FURLONG BALDWIN

ELEANOR BAUM

AUDIT AND OTHER FEES

Set forth below are fees paid to PricewaterhouseCoopers LLP (PwC) in respect of audit and audit-related services, and for tax services and other services, rendered in 2002 and 2003. In 2003, the only services provided by PwC were audit and audit related services. All services provided to the Company by PwC require the prior review and approval of the Audit Committee.

Audit Fees

Fees and expenses for the audit of the 2003 financial statements and quarterly reviews were $3,976,400, including $2,385,000 paid in 2004. Fees and expenses for the audit of the 2002 financial statements and quarterly reviews were $8,861,865, including $5,032,589 paid in 2003.

Audit-Related Fees

Fees and expenses for audit-related services were $60,420 for 2003 and $211,287 for 2002 ($8,500 of which was paid in 2004). These services include assurance and other additional services related to the audit of the Company’s financial statements and quarterly reviews.

Tax Fees

There were no fees and expenses for tax advisory, planning and compliance services for 2003. Fees and expenses for tax advisory, planning and compliance services were $146,577 for 2002.

All Other Fees

There were no fees and expenses paid for other services for 2003. Aggregate fees and expenses billed for all other services rendered by PwC were $1,928,903 for 2002. These services included, among other things, consulting and actuarial services. Of this amount, $1,855,947 for 2002 represents fees and expenses for work done by PwC’s management consulting services unit on the Company’s financial system design and implementation project to replace the general ledger system. The system was successfully implemented on schedule during the first quarter of 2002. PwC had been chosen by the Company following review of proposals from seven firms, evaluation of references and consideration of consulting team members’ depth of knowledge and experience relative to the project requirements. The Company made all project-related management and operating decisions on this project. While the Company believes provision of these consulting services worked satisfactorily, it determined in 2002 that it will no longer use PwC for financial system design and implementation projects.

REPORT OF THE MANAGEMENT COMPENSATION AND DEVELOPMENT COMMITTEE

General

The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Compensation and Development Committee (the Committee) of the Company’s Board of Directors. The Committee recommends the annual compensation program for each year to the Board of Directors of the Company and of each subsidiary for its approval. In addition, the Committee recommended to the Board of Directors that the Company submit a proposal to adopt an annual incentive plan to the stockholders for approval at the 2004 Annual Meeting.

The Committee continues to believe that with the advent of competition to this industry, a large portion of compensation should be included in incentive plans and linked to corporate and business performance. This continues to be the case in 2004.

The executive compensation program is intended to meet four objectives:

•	Create a strong link and clear line-of-sight between executive compensation and total return to stockholders.

•	Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace when performance is at expected levels, with increased compensation opportunities for performance exceeding expectations.

•	Attract and retain key executives critical to the success of the Company.

•	Ensure internal compensation equity by maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

Executive Compensation Program

In 2003, the Company’s executive compensation program had three components: base salary, short-term incentive awards and long-term incentive awards. In addition, the Company has agreed to issue stock options and stock units to certain new executives under the terms of their employment agreements. On February 18, 2004, stock options were granted to these executives in the amounts indicated: Paul J. Evanson — 1,500,000; Jeffrey D. Serkes — 550,000; David B. Hertzog — 300,000; Joseph H. Richardson — 200,000; and Philip L. Goulding — 746,403. Also on February 18, 2004, the following numbers of stock units were awarded to these executives under the terms of their employment agreements: Paul J. Evanson — 2,049,439; Jeffrey D. Serkes — 714,795; David B. Hertzog — 389,888; Joseph H. Richardson — 109,926; and Philip L. Goulding — 150,000. These stock units and options vest on various dates from 2004 through 2008. The stock options were granted under the 1998 Long-Term Incentive Plan (LTIP); however, the stock units were not issued pursuant to any plan.

The Company’s executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic and regulatory pressures.

To ensure that the Company’s salary structure and total compensation continue to be competitive, comparisons are made each year through an annual compensation survey, prepared by a leading consulting firm, with those of comparable energy companies — 26 for 2003. The survey companies are part of an energy services industry database.

In 2003, more than 80% of these survey companies are included in the Dow Jones U.S. Electric Utilities Index, to which the Company’s performance is compared on page 48 of this proxy statement. This compensation comparison involves matching Company positions, including that of the Chief Executive Officer, with those in the survey companies that have comparable duties and responsibilities. For 2003, the survey indicated that the Company’s executive compensation structure was below the median. This survey data became the basis for the consulting firm’s recommendations as to market prices for each position and total compensation. In 2003, certain new executives were compensated at levels above the median as an inducement to accept employment. These higher levels of compensation reflect the Board’s determination to strengthen substantially management in order to re-orient the Company’s businesses and respond to the significant financial challenges facing the Company.

Base Salary:

The base salaries of all executive officers, including the Chief Executive Officer, are reviewed annually by the Committee, which makes recommendations to the Board of Directors. In considering base salary levels, the Committee gives most weight to the performance of each executive. The Committee receives a report from the Chief Executive Officer including (a) a performance assessment of each executive (other than himself) based on that executive’s position-specific responsibilities and a performance evaluation by his or her supervisor and (b) a specific salary recommendation for each. In determining its recommendations to the Board, the Committee also takes into consideration operating performance, including such factors as safety, efficiency, competitive position, customer satisfaction and financial results including total return, earnings per share, quality of earnings, dividends paid, and dividend payout ratio. No salary increases were granted to the named executive officers in 2004; however, Mr. Evanson’s salary, pursuant to his employment agreement, will be adjusted on June 16, 2004 to reflect any increase in the Consumer Price Index.

Short-Term Incentive Awards:

The Company has previously established annual incentive plans (the Short-Term Incentive Plans) for the purpose of attracting and retaining quality managerial talent and to reward attainment of performance goals. Under the Short-Term Incentive Plans, the Committee determines award levels, subject to full Board approval, based upon the recommendation of the Chief Executive Officer. Awards may be granted to executives whose responsibilities can affect the performance of their business units and, through unit performance, the performance of the Company.

For 2003, no awards were granted under the Short-Term Incentive Plan. Certain executive officers were granted awards for 2003 under the provisions of their employment agreements. The awards are disclosed in the Executive Compensation Table.

For 2004, a new Annual Incentive Plan will be implemented, subject to stockholder approval, for the named executive officers, other executive officers and certain key employees. The Annual Incentive Plan is discussed in proposal 4.

Long-Term Incentive Awards: Stock Option Awards, Restricted Share Awards and Performance Awards

The Board of Directors and stockholders of the Company approved the 1998 Long-Term Incentive Plan (LTIP) to assist the Company in attracting and retaining key employees and directors, and motivating performance. The LTIP is administered by the Committee, which may delegate to an executive officer the power to determine the employees (other than himself or herself) eligible to receive awards. The Committee may from time to time designate key employees and directors to participate in the LTIP for a particular year. The number of shares of Company common stock initially authorized for issuance under the LTIP is 10 million, subject to adjustments for recapitalizations or other changes to the Company’s common shares. No participant in the LTIP may be granted more than 600,000 shares (or rights or options in respect of more than 600,000 shares) in any calendar year. For purposes of this limit, shares subject to an award that is to be earned over a period of more than one calendar year will be allocated to the first calendar year in which such shares may be earned. On March 4, 2004, the LTIP was amended to terminate on May 14, 2008.

Stock Option Awards

The LTIP permits awards of options to purchase the Company’s common stock on terms and conditions as determined by the Committee. Stock options are issued at strike prices equal to the fair market value (as defined in the LTIP) of the Company’s common stock as of the date of the option grant. The terms of option awards are set forth in option award agreements. The Committee may award non-qualified stock options or incentive stock options (each as defined in the LTIP). No participant in the LTIP may receive incentive stock option awards under the LTIP or any other compensation plan that would result in incentive stock options to purchase shares of the Company’s common stock with an aggregate fair market value of more than $100,000 first becoming exercisable by such participant in any one calendar year.

Options awarded under the LTIP will terminate upon the first to occur of: (i) the option’s expiration under the terms of the related option award agreement; (ii) termination of the award following termination of the participant’s employment under the rules described in the next paragraph; and (iii) 10 years after the date of the option grant. The Committee may accelerate the exercise period of awarded options, and may extend the exercise period of options granted to employees who have been terminated.

In the event of the termination of employment of a participant in the LTIP, options not exercisable at the time of the termination will expire as of the date of the termination and exercisable options will expire 90 days from the date of termination. Effective January 1, 2004, in the event of termination of a participant’s employment due to retirement in accordance with the Company’s policies or procedures, or disability, options not exercisable will expire as of the date of termination and exercisable options will expire three years after the date of termination. Effective January 1, 2004, in the event of the death of a participant in the LTIP, all options not exercisable at the time of death will expire, and exercisable options will remain exercisable by the participant’s beneficiary until the later to occur of one year from the time of death or, if applicable, three years from the date of the termination of such participant’s employment due to retirement in accordance with the Company’s policies or procedures, or disability.

The Committee may establish dividend equivalent accounts with respect to awarded options. A participant’s dividend equivalent account will be credited with notional amounts equal to dividends that would be payable on the shares for which the participant’s options are exercisable, assuming that such shares were issued to the participant. The participant or other holder of the option will be entitled to receive cash from the dividend equivalent account at such time or times and subject to such terms and conditions as the Committee determines and provides in the applicable option award agreement. If an option terminates or expires prior to exercise, the dividend equivalent account related to the option will be concurrently eliminated and no payment in respect of the account will be made.

The Committee may permit the exercise of options or the payment of applicable withholding taxes through tender of previously acquired shares of the Company’s common stock or through reduction in the number of shares issuable upon option exercise. The Committee may grant reload options to participants in the event that participants pay option exercise prices or withholding taxes by such methods.

In the event of a change of control of the Company (as defined in the LTIP), unless provided to the contrary in the applicable option award agreement, all options outstanding on the date of the change in control will become immediately vested and fully exercisable.

Restricted Share Awards

The Committee may grant shares of common stock on terms, conditions and restrictions as the Committee may determine. Restrictions, terms and conditions may be based on performance standards, period of service, share ownership, or other criteria. Performance-based awards will be subject to the same performance targets as described under “Performance Awards.” The terms of restricted stock awards will be set forth in award agreements.

Performance Awards

The Committee may grant performance awards, which will consist of a right to receive a payment that is either measured by the fair market value of a specified number of shares of the Company’s common stock, increases in the fair market value of the Company’s common stock during an award period, and/or consists of a fixed cash amount. Performance awards may be made in conjunction with or in addition to restricted stock awards. Award periods will be two or more years or other annual periods as determined by the Committee. The Committee may permit newly eligible participants to receive performance awards after an award period has commenced.

The Committee establishes performance targets in connection with performance awards. In the case of awards intended to be deductible for federal income tax purposes, performance targets will relate to operating income, return on investment, return on stockholders’ equity, stock price appreciation, earnings before interest, taxes and depreciation/amortization, earnings per share and/or growth in earnings per share. The Committee prescribes formulas to determine the percentage of the awards to be earned based on the degree of attainment of award targets. The Company may make payments in respect of performance awards in the form of cash or shares of the Company’s common stock, or a combination of both.

In the event of a participant’s retirement during an award period, the participant will not receive a performance award unless otherwise determined by the Committee, in which case the participant will be entitled to a prorated portion of the award. In the event of the death or disability of a participant during an award period, the participant or his or her representative will be entitled to a prorated portion of the performance award. A participant will not be entitled to a performance award if his or her employment terminates prior to the conclusion of an award period, provided that the Committee may determine in its discretion to pay performance awards, including full (i.e., non-prorated) awards to any participant whose employment is terminated. In the event of a change of control of the Company, all performance awards for all award periods will immediately become payable to all participants and will be paid within 30 days after the change in control.

The Committee may, unless the relevant award agreement otherwise specifies, cancel, rescind or suspend an award in the event that the LTIP participant engages in competitive activity, discloses confidential information, solicits employees, customers, partners or suppliers of the Company or undertakes any other action determined by the Committee to be detrimental to the Company.

Termination of Certain Provisions

The LTIP contains provisions intended to ensure that certain restricted share awards and performance awards to “covered employees” under Section 162(m) of the Internal Revenue Code are exempt from the $1 million deduction limit contained in that Section of the Code. Those exemptive provisions, by their terms and under the applicable IRS regulations, expired as of May 14, 2003. Any pending, but unvested, awards issued under such provisions are unaffected by the provisions’ expiration, but any future restricted stock or performance awards to covered employees will not be eligible for the exemption from the Section 162(m) limit unless the provisions are reapproved by the stockholders. The Company may seek stockholder reauthorization of the LTIP with respect to such provisions, but has no present intention to do so. The Company may choose alternative methods to compensate covered employees who would have received compensation under the terminated provisions of the LTIP had such provisions not terminated.

CEO’s Compensation

The Company entered into an employment agreement with Mr. Evanson on June 9, 2003. For Mr. Evanson, the Committee developed salary, annual incentive plan, long-term incentives and other compensation arrangements to induce him to accept employment with the Company. At the time of his employment, Mr. Evanson received an initial make-whole payment of $6,300,000 to compensate him for forfeitures of financial and other benefits from his former employer. For 2003, Mr. Evanson received a prorated portion of his target annual incentive compensation based on predefined financial, operational and strategic objectives. Mr. Evanson’s long-term compensation for his employment agreement will commence in 2004 and consist of grants of stock options and stock units. On February 18, 2004, Mr. Evanson was granted 1,500,000 stock options. Mr. Evanson also received a grant of 2,049,439 stock units on February 18, 2004, which will vest on various dates through 2008.

H. FURLONG BALDWIN, Chair

CYRUS F. FREIDHEIM, JR.

TED J. KLEISNER

GUNNAR E. SARSTEN

EXECUTIVE OFFICERS OF THE COMPANY

The following table presents information regarding the Company’s executive officers:

Name	Age	Position and Period of Position
Paul J. Evanson	62	Chairman, President and CEO (June 2003–present)
Jeffrey D. Serkes	45	Senior Vice President and CFO (July 2003–present)
David B. Hertzog	59	Vice President and General Counsel (July 2003–present)
Joseph H. Richardson	54	Vice President (August 2003–present)
Philip L. Goulding	44	Vice President (October 2003–present)
David C. Benson	51	Vice President (September 2003–present)
Thomas R. Gardner	45	Vice President and Controller (September 2003–present)

Paul J. Evanson.    Prior to his appointment as Chairman, President and CEO of the Company, Mr. Evanson was President of Florida Power & Light Company, FPL Group’s principal subsidiary (1995–2003), and a director of FPL Group. Mr. Evanson is a director of Lynch Interactive Corporation.

Jeffrey D. Serkes.    Prior to his appointment as Senior Vice President and Chief Financial Officer, Mr. Serkes was President of JDS Opportunities LLC (May 2002–June 2003). Previously, Mr. Serkes was employed with IBM as Vice President, Finance, Sales and Distribution (June 1999–May 2002) and Vice President and Treasurer (January 1995–May 1999). Mr. Serkes is a director and chair of the Audit Committee and the Compensation Committee of REFAC.

David B. Hertzog.    Prior to his appointment as Vice President and General Counsel, Mr. Hertzog was a partner with the law firm of Winston & Strawn (1999–July 2003). Prior to that, Mr. Hertzog was managing partner of the law firm of Hertzog, Calamari & Gleason (1976–1999).

Joseph H. Richardson.    Prior to his appointment as Vice President of the Company, Mr. Richardson served as President and CEO (March 2002–August 2003) and a director of Global Energy Group, and as President and Chief Executive Officer (April 1997–December 2000) and a director of Florida Power Corporation.

Philip L. Goulding.    Prior to his appointment as Vice President, Mr. Goulding led the North American energy practice of L.E.K. Consulting (1999–October 2003).

David C. Benson.    Prior to his appointment as Vice President, Mr. Benson served as Executive Vice President (August 2003–October 2003), Interim Executive Vice President (May 2003–August 2003) and Vice President (1999–May 2003) of Allegheny Energy Supply Company, LLC (AE Supply) and Vice President of Allegheny Energy Service Corporation (September 1995–present). Mr. Benson currently serves as President (October 2003–present) of AE Supply and as a director of AE Supply, Monongahela Power Company, The Potomac Edison Company and West Penn Power Company.

Thomas R. Gardner.    Prior to his appointment as Vice President and Controller, Mr. Gardner was employed (1997–2003) with Deloitte & Touche LLP, a professional services firm, most recently as a partner.

EXECUTIVE COMPENSATION

The compensation arrangements between the Company and Messrs. Evanson, Serkes, Richardson, Hertzog and Goulding are described under “Agreements with Named Executive Officers” below. The annual compensation paid by the Company and certain of its subsidiaries directly or indirectly to the Chief Executive Officer, each of the four highest paid executive officers of the Company as of December 31, 2003 and certain other individuals (collectively, the named executive officers) was as follows for 2001, 2002 and 2003:

Summary Compensation Table (a)

Annual Compensation

Name and Principal Position (b)	Year	Salary ($)	Annual Incentive ($) (c)	Number of Options	Long-Term Performance Plan Payout ($) (d)	All Other Compensation ($) (e)
Paul J. Evanson Chairman, President and Chief Executive Officer (f)	2003	467,308	787,500	0	0	6,397,330

Jeffrey D. Serkes Senior Vice President and Chief Financial Officer (g)	2003	230,769	375,000	0	0	325,753

David B. Hertzog Vice President and General Counsel (h)	2003	181,731	262,500	0	0	872,999

Joseph H. Richardson Vice President (i)	2003	130,769	92,216	0	0	74,326

Philip L. Goulding Vice President (j)	2003	76,923	82,500	0	0	642,498

Alan J. Noia (Retired) Chairman, President, and Chief Executive Officer (k)	2003 2002 2001	255,385 800,000 700,000	0 0 562,500	0 0 0	0 0 256,636	1,725,910 9,182 11,371

Jay S. Pifer (Retired) Interim President and Chief Executive Officer; Chief Operating Officer (l)	2003 2002 2001	398,906 365,000 285,000	210,000 0 191,300	0 0 0	0 0 98,548	288,548 8,350 7,640

Michael P. Morrell (Retired) Senior Vice President (m)	2003 2002 2001	257,231 380,000 300,000	0 0 170,700	0 0 0	0 0 106,761	92,922 8,492 7,358

(a)	The individuals appearing in this chart performed policy-making functions for the Company in 2003. The compensation shown is for all services in all capacities to the Company and its subsidiaries. All salaries, annual incentives and long-term payouts of these executives are paid by a subsidiary of the Company. This table excludes stock options and stock units granted on February 18, 2004 to Messrs. Evanson, Serkes, Hertzog, Richardson and Goulding pursuant to the terms of their respective employment agreements, as described below under “Agreements with Named Executive Officers.”
(b)	Positions held in 2003.
(c)	Incentive awards are based upon performance in the year in which the figure appears, but are paid in the following year.
(d)

In 1998, the Board of Directors of the Company implemented a Long-Term Incentive Plan for senior officers of the Company and its subsidiaries, which was approved by the stockholders of the Company at the annual meeting in May 1998. A sixth cycle (the second three-year performance period of this new Plan)

began on January 1, 1999, and ended on December 31, 2001. The figure shown for 2001 represents the dollar value paid in 2002 to each of the named executive officers who participated in Cycle VI. A seventh cycle began on January 1, 2000, and ended on December 31, 2002. There was no payment for Cycle VII, as reflected in the compensation table for 2002. An eighth cycle began on January 1, 2001 and ended on December 31, 2003. There was no payment for Cycle VIII, as reflected in the compensation table for 2003. A ninth cycle began on January 1, 2002, and will end on December 31, 2004. A tenth cycle began on January 1, 2003 and will end on December 31, 2005. After completion of each cycle, awards may be paid in the form of Company common stock for Cycle IX and 50% cash and 50% common stock for Cycle X, if performance criteria have been met.

(e)	The figures in this column include, if applicable, the present value of the executive’s cash value at retirement attributable to that year’s premium payment for life insurance purchased under the Executive Life Insurance Plan (ELIP). The figures in this column also include the premium paid for the Basic Group Life Insurance Plan. In addition, amounts in this column include the Company’s contribution for the ESOSP. For 2003, the figures shown include amounts representing (1) the life insurance premiums on the Basic Group Life Insurance Plan and (2) ESOSP contributions, respectively, as follows: Mr. Evanson, $2,163 and $3,111; Mr. Serkes, $1,854 and $1,962; Mr. Hertzog, $1,669 and $0; Mr. Richardson, $1,236 and $462; Mr. Goulding, $742 and $0; Mr. Noia, $1,854 and $5,231; Mr. Pifer, $1,357 and $6,000; and Mr. Morrell, $1,879 and $6,000.
(f)	Mr. Evanson joined the Company on June 16, 2003. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $6,300,000, and $92,056 for relocation expenses.
(g)	Mr. Serkes joined the Company on July 7, 2003. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $250,000, and $71,937 for relocation expenses.
(h)	Mr. Hertzog joined the Company on July 28, 2003. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $800,000 and $71,330 for relocation expenses.
(i)	Mr. Richardson joined the Company on August 25, 2003. The figure in the All Other Compensation column for 2003 includes $72,628 for relocation expenses.
(j)	Mr. Goulding joined the Company on October 13, 2003. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $600,000 and $41,756 for relocation expenses.
(k)	Mr. Noia retired on May 1, 2003. The figure in the All Other Compensation column for 2003 includes payout of unused accrued vacation of $265,000, the aggregate of monthly severance payments in accordance with terms of his employment contract of $1,076,923, and $376,902 in reportable earnings resulting from the purchase of a life insurance policy under the ELIP.
(l)	Mr. Pifer served as Interim President and Chief Executive Officer from April 18, 2003 to June 16, 2003 at which time he was named Chief Operating Officer. Mr. Pifer retired on December 1, 2003. The figure in the All Other Compensation column for 2003 includes payout of unused accrued vacation of $177,774, nonpensionable compensation during Mr. Pifer’s assignment as Interim President and Chief Executive Officer of $84,212, and $19,205 in reportable earnings resulting from the purchase of a life insurance policy under the ELIP.
(m)	Mr. Morrell retired on September 1, 2003. The figure in the All Other Compensation column for 2003 includes payout of unused accrued vacation of $85,043.

Allegheny Energy, Inc. Long-Term Incentive Plan

Shares Awarded in 2003 (Cycle X)

			Estimated Future Payout
Name	Number of Shares	Performance Period Until Payout	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
Alan J. Noia* Chief Executive Officer	198,413	2003–2005	99,206	198,413	396,826
Jay S. Pifer* Chief Operating Officer	69,444	2003–2005	34,722	69,444	138,888
Michael P. Morrell* Senior Vice President	72,751	2003–2005	36,375	72,751	145,502

*	Messrs. Noia, Pifer and Morrell retired in 2003. Under the LTIP, the Management Compensation and Development Committee may authorize payment of prorated or full awards to retired LTIP participants. As of the date of this proxy statement, the Management Compensation and Development Committee has not taken action in this regard.

The named executives were awarded the above number of performance shares for Cycle X under the LTIP. Such number of shares is only a target. Each executive’s 2003-2005 target long-term incentive opportunity was converted into performance shares equal to an equivalent number of shares of the Company’s common stock, based on the price of such stock on December 31, 2002. The plan provides that at the end of this three-year performance period, the performance shares attributed to the calculated award will be valued based on the price of the Company’s common stock on December 31, 2005, and will reflect dividends that would have been paid on such stock during the performance period as if they were reinvested on the date paid. If an executive retires, dies, or otherwise leaves the employment of the Company prior to the end of the three-year period, the executive may nevertheless receive an award based on the number of months worked during the period. The final value of an executive’s account, if any, will be paid in the form of 50% cash and 50% Company common stock to the executive in early 2006.

The actual payout of an executive’s award may range from zero to 200 percent of the target amount before dividend reinvestment. The payout is based upon stockholder performance versus the peer group. Target performance is defined as the Company achieving a three-year total stockholder return that is twice that of the peer group. Achievement of less than one times the performance of the peer group results in zero payout. Achievement of between one times and four times the performance of the peer group results in payouts ranging from 50% of target to 200% of target.

Executive Life Insurance Plan

Alan J. Noia, Jay S. Pifer and certain other executive officers are covered under the Executive Life Insurance Plan (ELIP). In 1992, the Company purchased split-dollar life insurance contracts for participants to meet the obligations under the ELIP. The applicable premium for each covered participant was paid by the Company. The contracts were surrendered in July 2003 and the proceeds from each covered participant’s policy were used to purchase individual life insurance contracts according to the provisions of the ELIP. The death benefit under the ELIP, which is limited to $1 million, is equal to two times the insured’s base salary, excluding bonuses, while the participant is actively employed by the Company. Upon retirement, the death benefit remains at two times base salary for 12 months, then decreases 10 percent per year until the earlier of the fifth anniversary of retirement or the insured’s attainment of age 70, at which time the death benefit becomes equal to the insured’s final base salary at the time of retirement. An additional death benefit of $25,000 is provided in lieu of their participation in the Basic Group Life Insurance Plan.

Basic Group Life Insurance Plan

The Company provides life insurance to all employees, subject to meeting eligibility requirements, excluding the executive officers covered under the Executive Life Insurance Plan. This Basic Group Life Insurance Plan pays a death benefit equal to the insured’s base salary, excluding bonuses, during employment and $25,000 during retirement.

ESOSP

The ESOSP was established as a non-contributory stock ownership plan for all eligible employees, effective January 1, 1976, and amended in 1984 to include a savings program. All of the Company’s employees, subject to meeting eligibility requirements, may elect to participate in the ESOSP. Under the ESOSP, each eligible employee can elect to have from two to twelve percent of his or her compensation contributed to the ESOSP on a pre-tax basis, and an additional one to six percent on a post-tax basis. Participants direct the investment of contributions to specified mutual funds. Fifty percent of pre-tax contributions, up to six percent of an employee’s compensation, is matched by the Company with common stock of the Company. For 2003, the maximum amount of compensation to be factored into these calculations was $200,000. Pre-tax contributions may be withdrawn only if financial hardship requirements are met or employment is terminated. From October 25, 2002 until March 18, 2004, employees were unable to purchase Company common stock under the ESOSP.

Retirement Plan

The Company maintains a retirement plan covering substantially all employees (the Retirement Plan). The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the Code). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted.

The Company also maintains a Supplemental Executive Retirement Plan (SERP) for executive officers and other senior managers. All executive officers, except Messrs. Evanson, Serkes and Hertzog, are participants in the SERP. An officer will be eligible to receive benefits under the SERP only if he or she has been credited with at least 10 years of service with the Company and has reached his or her 55th birthday. Under the SERP, an eligible participant will receive a supplemental retirement benefit equal to his or her Average Compensation multiplied by the sum of: (1) two percent for each year of service up to 25; (2) one percent for each year of service from 25 to 30; and (3) one-half percent for each year of service from 30 to 40, less benefits paid under the Retirement Plan and less two percent for each year that a participant retires prior to his or her 60th birthday. The Plan also provides for use of Average Compensation in excess of the Code maximums.

A participant’s benefits are capped at 60 percent of Average Compensation (including for this purpose retirement benefits paid under the Retirement Plan and benefits payable from other employers), less two percent for each year the participant retires prior to reaching age 60.

The SERP defines Average Compensation as 12 times the average monthly earnings, including overtime and other salary payments actually earned, whether or not payment is deferred, for the 36 consecutive calendar months constituting the period of highest average monthly salary, together with 100 percent of the actual award paid under the Annual Incentive Plan.

A participant may elect to receive the plan benefit in such form as those available under the Retirement Plan.

To provide funds to pay these benefits, beginning January 1, 1993, the Company purchased insurance on the lives of some of the participants in the SERP, including Messrs. Noia, Pifer and Morrell. The majority of the insurance policies, including those for Messrs. Noia, Pifer and Morrell, were surrendered at the time of the executives’ retirement and the proceeds were used to purchase individual annuity contracts to secure their accrued benefit under the SERP. Insurance contracts for certain actively employed executives had not matured as of December 31, 2003. The contracts, however, were surrendered with the proceeds from each covered participant’s policy to be used to secure all or a portion of their accrued benefit under the SERP. The portion of the premiums required to be deemed compensation by the SEC for this insurance is included in the All Other Compensation column of the Executive Compensation chart.

The following table shows estimated maximum annual benefits payable to participants in the SERP following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated Average Compensation, retirement at age 65, and without consideration of any effect of various options which may be elected prior to retirement. The benefits under the SERP are not subject to any deduction for Social Security or any other offset amounts.

Pension Plan Table

	Years of Credited Service
Average Compensation(a)	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

$200,000	$60,000	$80,000	$100,000	$110,000	$115,000	$120,000

300,000	90,000	120,000	150,000	165,000	172,500	180,000

400,000	120,000	160,000	200,000	220,000	230,000	240,000

500,000	150,000	200,000	250,000	275,000	287,500	300,000

600,000	180,000	240,000	300,000	330,000	345,000	360,000

700,000	210,000	280,000	350,000	385,000	402,500	420,000

800,000	240,000	320,000	400,000	440,000	460,000	480,000

900,000	270,000	360,000	450,000	495,000	517,000	540,000

1,000,000	300,000	400,000	500,000	550,000	575,000	600,000

1,100,000	330,000	440,000	550,000	605,000	632,500	660,000

1,200,000	360,000	480,000	600,000	660,000	690,000	720,000

1,300,000	390,000	520,000	650,000	715,000	747,000	780,000

(a)	The earnings of Messrs. Noia, Pifer and Morrell covered by the plan correspond substantially to such amounts shown for them in the summary compensation table. As of their retirement date, Messrs. Noia, Pifer and Morrell had been credited with 35, 40 and 18 years of service, respectively, under the SERP. Under the Retirement Plan and the SERP, based on the survivor option selected prior to retirement by the executive, monthly benefits of $65,683 will be paid to Mr. Noia; $24,405 to Mr. Pifer; and $13,454 to Mr. Morrell. As of December 31, 2003, neither Mr. Richardson nor Mr. Goulding had been credited with any full years of service under the Retirement Plan as their hire dates were August 25, 2003 and October 13, 2003, respectively.

Early Retirement Option Program (ERO)

During August 2002, and subsequently in March and April 2003, the Company offered a voluntary ERO to the named and other executive officers who would be age 50 or older as of October 1, 2003. The ERO provides the Company with the right to designate a retirement date for each electing employee. The retirement date may not be prior to June 1, 2003 or after January 1, 2005. Employees who have elected to participate in the ERO may rescind their elections at any time prior to the designated retirement effective date.

The provisions of the ERO are as follows:

1. The 10-year service requirement to receive a benefit under the SERP has been waived.

2. Based on their age at retirement, officers receive from a minimum of three additional years of service up to a maximum of five additional years under the SERP.

3. The early retirement reduction factors under the SERP have been removed.

As of the date of this proxy statement, the following executive officers have accepted the ERO and retired:  Richard J. Gagliardi, Thomas K. Henderson, Michael P. Morrell, Karl V. Pfirrmann and Bruce E. Walenczyk.

In addition, one current executive officer elected the ERO: David C. Benson. His designated retirement date is January 1, 2005. As part of the provisions of the ERO, although the Company is bound to allow an executive to retire pursuant to the ERO, until the date designated for his or her retirement, the executive may elect to not retire.

Agreements with Named Executive Officers

Change In Control Agreements

Prior to 2003, the Company was party to change in control agreements with certain named executive and other executive officers. The Company terminated all such prior change in control agreements effective December 31, 2003. In 2003, the Company entered into employment agreements, as discussed below, with the newly appointed named executive officers of the Company. These employment agreements contain change in control provisions which are discussed in more detail below. In 2003, the Company also entered into change in control agreements with certain other executives.

Employment Agreement With Paul J. Evanson

Paul J. Evanson’s employment agreement with the Company has a five-year term that began on June 16, 2003. The agreement provides for a base salary of $900,000, subject to an annual inflation adjustment. Mr. Evanson will be eligible to receive annual incentive compensation under the Company’s Annual Incentive Plan, with a target bonus opportunity of 100% of base salary and a maximum bonus opportunity of 200% of base salary. In lieu of benefits under the SERP, Mr. Evanson will accrue a lump sum cash payment of $66,667 for each month employed, to be paid on termination of employment.

Pursuant to the agreement, on February 18, 2004, Mr. Evanson received a grant of options to purchase 1,500,000 shares of the Company’s common stock under the LTIP, and 2,049,439 stock units, each representing a share of the Company’s common stock. The agreement was amended as of February 18, 2004 to delay the grant date of the stock options from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of such grants. One-fifth of the options and units are scheduled to vest on each June 9 from 2004 through 2008, provided Mr. Evanson remains employed by the Company on each vesting date. The units will be payable on each vesting date in cash or stock, subject to the right of Mr. Evanson to defer receipt thereof. Upon the occurrence of a change in control of the Company, or termination without cause or for good reason (each as defined in the employment agreement) or due to death or disability, all unvested options and stock units will immediately vest.

If Mr. Evanson is terminated without cause or resigns for good reason or if he resigns for any reason in the 30-day period commencing six months following a change in control, the Company will pay to Mr. Evanson, among other things, a lump sum cash severance payment equal to three times the sum of his base salary and target bonus amount, as well as his target bonus prorated for the year in which his termination occurs. Mr. Evanson will also receive, in lieu of payments under the SERP, a cash payment in a lump sum equal to

$4,000,000. In the event of termination of Mr. Evanson’s employment at any time after June 9, 2008, the Company will pay him a prorated target bonus and all stock options and other equity awards granted to Mr. Evanson shall be fully vested.

Mr. Evanson has agreed to certain confidentiality, non-competition and non-solicitation covenants. The agreement provides that Mr. Evanson will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment, and entitles him to gross-up payments in the event his compensation is subject to the “golden parachute” excise tax.

Employment Agreement With Jeffrey D. Serkes

Jeffrey D. Serkes’ employment agreement with the Company has a three-year term that began on July 7, 2003. The agreement provides for a base salary of $500,000. Mr. Serkes will be eligible to receive annual incentive compensation under the Company’s Annual Incentive Plan, with a target bonus opportunity of 100% of base salary and a maximum bonus opportunity of 200% of base salary. In lieu of benefits under the SERP, Mr. Serkes will accrue a lump sum cash payment of $41,667 for each month employed, to be paid at age 55 or earlier if specified events occur.

Pursuant to the agreement, on February 18, 2004, Mr. Serkes received a grant of options to purchase 550,000 shares of the Company’s common stock under the LTIP, and 714,795 stock units, each representing a share of the Company’s common stock. The agreement was amended as of February 18, 2004 to delay the grant date of the stock options and stock units from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of such grants. One-third of the options and units are scheduled to vest on each July 3 from 2004 through 2006, provided Mr. Serkes remains employed by the Company on each vesting date. The units will be payable on each vesting date in cash or stock, subject to the right of Mr. Serkes to defer receipt thereof. Upon the occurrence of a change in control of the Company, or termination without cause or for good reason (each as defined in the employment agreement), or due to death or disability, all such unvested options and stock units will immediately vest.

If Mr. Serkes is terminated without cause or resigns for good reason, the Company will pay to Mr. Serkes, among other things, a lump sum cash severance payment of up to two-thirds of an amount equal to three times his annual base salary and target bonus. If Mr. Serkes’ employment is terminated pursuant to the change in control provisions of his agreement, he will receive, among other things, a lump sum cash severance payment equal to three times his annual base salary and target bonus. In any of these events, Mr. Serkes will be entitled to a prompt lump sum cash payment equal to the greater of $1,500,000 and his accrued pension benefit, in lieu of payment of such amount at age 55, plus a prorated payment in respect of his target bonus for the year of termination.

Mr. Serkes has agreed to certain confidentiality, non-competition and non-solicitation covenants. The agreement provides that Mr. Serkes will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment, and entitles him to gross-up payments in the event his compensation is subject to the “golden parachute” excise tax.

Employment Agreement with David B. Hertzog

David B. Hertzog’s employment agreement with the Company has a five-year term that began on July 28, 2003. The agreement provides for a base salary of $450,000. Mr. Hertzog will be eligible to receive an annual incentive bonus with a target bonus opportunity of 77.78% of base salary and a maximum bonus opportunity of 155.56% of base salary. In lieu of benefits under the SERP, Mr. Hertzog will accrue a lump sum cash payment of $20,833.33 for each month employed, to be paid on termination of employment.

Pursuant to the agreement, on February 18, 2004, Mr. Hertzog received a grant of options to purchase 300,000 shares of the Company’s common stock under the LTIP, and 389,888 stock units, each representing a share of the Company’s common stock. The agreement was amended as of February 18, 2004 to delay the grant date of the stock options and stock units from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of such grants. One-fifth of the options and units are scheduled to vest on each July 18 from 2004 through 2008, provided Mr. Hertzog remains employed by the Company on each vesting date. The units will be payable on each vesting date in cash or stock, subject to the right of Mr. Hertzog to defer receipt thereof. Upon the occurrence of a change in control of the Company, or termination without cause or for good reason (each as defined in the employment agreement) or due to death or disability, all such unvested options and stock units will immediately vest.

If Mr. Hertzog is terminated without cause or resigns for good reason, the Company will pay to Mr. Hertzog, among other things, a lump sum cash severance payment in an amount up to three times his annual base salary and target bonus. If Mr. Hertzog’s employment is terminated pursuant to the change in control provisions of his agreement, he will be entitled to receive, among other things, a lump sum cash severance payment in an amount equal to three times the sum of his base salary and target bonus. In any of these events, Mr. Hertzog will be entitled to a prompt lump sum cash payment of at least $1,250,000 in lieu of benefits under the SERP, plus a prorated payment in respect of his target bonus for the year of termination.

Mr. Hertzog has agreed to certain confidentiality, non-competition and non-solicitation covenants. The agreement provides that Mr. Hertzog will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment, and entitles him to gross-up payments in the event his compensation is subject to the “golden parachute” excise tax.

Employment Agreement with Joseph H. Richardson

Joseph H. Richardson’s employment agreement with the Company has a three-year term that began on August 25, 2003, subject to successive one-year renewals. The agreement provides for a base salary of $400,000. Mr. Richardson will be eligible to receive an annual incentive bonus with a target bonus opportunity of 50% of base salary and a maximum bonus opportunity of 100% of base salary. Mr. Richardson will be eligible to participate in the SERP and will be credited with an additional five years of service thereunder on each of the fifth and tenth anniversary of his start date if he is still employed with the Company.

Pursuant to the agreement, on February 18, 2004, Mr. Richardson received a grant of options to purchase 200,000 shares of the Company’s common stock under the LTIP, and 109,926 stock units, each representing a share of the Company’s common stock. The agreement was amended as of February 18, 2004 to delay the grant date of the stock options and stock units from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of such grants. One-fifth of the options and units are scheduled to vest on each August 25 from 2004 through 2008, provided Mr. Richardson remains employed by the Company on each vesting date. The units will be payable on each vesting date in cash or stock, subject to the right of Mr. Richardson to defer receipt thereof. Upon the occurrence of a change in control of the Company or termination due to death or disability, all unvested options and stock units will immediately vest. Upon a termination of Mr. Richardson’s employment without cause, all unvested options and units will vest to the extent they would have vested had Mr. Richardson continued his employment for two years.

If Mr. Richardson is terminated without cause, the Company will pay to Mr. Richardson, among other things, a lump sum cash severance payment equal to two times the sum of his base salary and target bonus. If Mr. Richardson’s employment is terminated pursuant to the change in control provisions of his agreement, he will receive, among other things, a lump sum cash severance payment equal to three times the sum of his base salary and target bonus. In any of these events, Mr. Richardson will be entitled to a prorated payment in respect of the target bonus for the year of termination, and will be vested as a participant in the SERP and credited for additional specified years for purposes of determining benefits under the SERP.

Mr. Richardson has agreed to certain confidentiality, non-competition and non-solicitation covenants. The agreement provides that Mr. Richardson will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment, and entitles him to gross-up payments in the event his compensation is subject to the “golden parachute” excise tax.

Employment Agreement with Philip L. Goulding

Philip L. Goulding’s employment agreement with the Company has a five-year term that began on October 13, 2003. The agreement provides for a base salary of $400,000. Mr. Goulding will be eligible to receive an annual incentive bonus, with a target bonus opportunity of 75% of base salary and a maximum bonus opportunity of 150% of base salary. Mr. Goulding will be eligible to participate in the SERP and will be credited with an additional five years of service thereunder on each of the fifth and tenth anniversary of his start date if he is still employed with the Company.

Pursuant to the agreement, on February 18, 2004, Mr. Goulding received a grant of options to purchase 746,403 shares of the Company’s common stock under the LTIP, and 150,000 stock units, each representing a share of the Company’s common stock. One-fifth of the options and units are scheduled to vest on each October 13 from 2004 through 2008, provided Mr. Goulding remains employed by the Company on each vesting date. The units will be payable on each vesting date in cash or stock, subject to the right of Mr. Goulding to defer receipt thereof. Upon the occurrence of a change in control of the Company, or termination without cause or due to death or disability or his resignation in lieu of being required to relocate, all such unvested options and stock units will immediately vest.

If Mr. Goulding is terminated without cause or resigns in lieu of being required to relocate, the Company will pay to Mr. Goulding, among other things, a lump sum cash severance payment equal to two times the sum of his base salary and target bonus. If Mr. Goulding’s employment is terminated pursuant to the change in control provisions of his agreement, he will be entitled to receive, among other things, a lump sum cash severance payment equal to three times the sum of his base salary and target bonus. In any of these events, Mr. Goulding will be entitled to a prorated payment in respect of the target bonus for the year of termination, and will be vested as a participant in the SERP and credited for additional specified years for purposes of determining benefits under the SERP.

Mr. Goulding has agreed to certain confidentiality, non-competition and non-solicitation covenants. The agreement provides that Mr. Goulding will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment, and entitles him to gross-up payments in the event his compensation is subject to the “golden parachute” excise tax.

Other Named Executive Officer Employment Contracts

In 2003, the Company entered into employment agreements, as discussed above, with the newly appointed named executive officers of the Company. Prior to entering into these employment agreements, the Company had been party to employment agreements with certain other named executive officers and other executive officers. The Company terminated all such prior employment agreements effective December 31, 2003.

Agreements in Respect of Named Executive Officer Retirements

Alan J. Noia.    In connection with the retirement of Mr. Noia on May 1, 2003, Mr. Noia entered into an agreement with the Company. Under the agreement, Mr. Noia will receive monthly severance payments in accordance with terms of his existing employment contract for 30 months of approximately $133,333. Mr. Noia is a participant in SERP, and is eligible to receive SERP payments. The agreement required the Company to purchase insurance or annuity policies as necessary to fully insure or annuitize the SERP benefits in accordance with past practice relating to SERP benefits. The agreement required the Company to pay to Mr. Noia obligations accrued to him under existing arrangements prior to retirement as of his retirement date and, accordingly, $72,422 was paid to him in May 2003, with respect to his accrued benefit under the 1993 deferred compensation plan. The agreement provides that Mr. Noia’s deferred stock awards under the LTIP are payable in the form of the Company’s common stock in January 2004. The agreement provides that Mr. Noia’s vested stock options will continue to remain exercisable until May 2006. The agreement permits Mr. Noia to request a release from certain non-competition covenants, provided that such a release will result in the loss of any vested but unexercised options outstanding at the time of the release. In recognition of ongoing matters in which the Company may require communication and cooperation with Mr. Noia, the agreement also provides that for three years Mr. Noia will be provided or reimbursed the cost of office space and support at the Company, and certain maintenance and connection for his home security monitoring system previously installed by the Company for a three-year period. Mr. Noia has agreed to cooperate with the Company with respect to ongoing or future litigation and proceedings.

Jay S. Pifer.    Mr. Pifer was provided with an enhanced benefit under the SERP. His SERP benefit was based on his highest one-year earnings, including base compensation and annual incentive payments received prior to retirement.

Michael P. Morrell.    Mr. Morrell elected to retire under the ERO effective September 1, 2003. Under the terms of the ERO, Mr. Morrell was credited with three additional years of service under the SERP. Mr. Morrell also entered into an agreement with the Company under which the Company agreed to waive the requirement that Mr. Morrell serve ten years with the Company in order to be credited with eight additional years of service for purposes of the SERP. Mr. Morrell’s retirement under the agreement caused the termination of his Employment Agreement and Change in Control Contract with the Company. The agreement also subjects Mr. Morrell to certain confidentiality, non-competition and non-solicitation covenants. Mr. Morrell has agreed to cooperate with the Company with respect to ongoing or future litigation and proceedings.

PERFORMANCE GRAPH

The graph set forth below compares the Company’s cumulative total stockholder return on its common stock with the Dow Jones U.S. Electric Utilities Index and the Standard & Poor’s 500 Index at each December 31 during the period beginning December 31, 1998, and ending December 31, 2003. The graph assumes the investment of $100 in each on December 31, 1998, and the reinvestment of all dividends.

Comparision Of 5-Year Cumulative Total Return*

Among Allegheny Energy, Inc., The S & P 500 Index

And The Dow Jones US Electric Utilities Index

*	$100 invested on 12/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending
December	31.

	Cumulative Total Return
	12/98	12/99	12/00	12/01	12/02	12/03
ALLEGHENY ENERGY, INC.	100.00	82.47	155.63	121.78	26.75	45.15
S & P 500	100.00	121.04	110.02	96.95	75.52	97.18
DOW JONES US ELECTRIC UTILITIES	100.00	85.30	134.97	107.13	82.85	103.62

Copyright© 2002 Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www. researchdatagroup.com/S &P.htm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the number of shares of common stock that are beneficially owned, directly or indirectly, by: (1) each director, (2) each named executive officer of the Company, (3) each person we believe to own beneficially more than five percent of the Company’s outstanding common stock and (4) all directors and executive officers of the Company as a group as of March 26, 2004.

Name	Shares of AE, Inc. Common Stock(a)		Percent of Class
Paul J. Evanson	80,355		*
H. Furlong Baldwin	10,000		*
Eleanor Baum	29,260		*
Cyrus F. Freidheim, Jr.	10,000		*
Julia L. Johnson	2,000		*
Ted J. Kleisner	2,173		*
Steven H. Rice	30,945		*
Gunnar E. Sarsten	33,260		*
Michael H. Sutton	1,000		*
Jeffrey D. Serkes	5,655		*
David B. Hertzog	2,000		*
Joseph H. Richardson	1,536		*
Philip L. Goulding	0		*
Alan J. Noia(b)	354,424		*
Jay S. Pifer(c)	152,748		*
Michael P. Morrell(d)	124,944		*
FMR Corp(e)	11,953,969		9.41%
All current directors and executive officers of the Company as a group (15 persons)	254,499	(f)	*

*	Indicates less than one percent.
(a)	Options exercisable within 60 days of March 26, 2004 are included in the respective totals for each of the following named individuals: Eleanor Baum – 23,000; Michael P. Morrell – 95,833; Alan J. Noia – 270,560; Jay S. Pifer – 116,000; Steven H. Rice – 23,000; and Gunnar E. Sarsten – 23,000.

Amounts shown exclude options granted on February 18, 2004 and vesting annually through 2008, except as noted below, pursuant to the terms of employment agreements as described under “Agreements with Named Executive Officers.” The amounts of such options are as follows: Paul J. Evanson – 1,500,000; Jeffrey D. Serkes – 550,000 (vesting annually through 2006); David B. Hertzog – 300,000; Joseph H. Richardson – 200,000; and Philip L. Goulding – 746,403.

Amounts shown also exclude stock units granted on February 18, 2004, one-fifth of which will vest annually from 2004-2008, except as noted below, under the above-referenced employment agreements. The amounts of these stock units are as follows: Paul J. Evanson – 2,049,439; Jeffrey D. Serkes – 714,795 (one-third vesting annually from 2004-2006); David B. Hertzog – 389,888; Joseph H. Richardson – 109,926; and Philip L. Goulding – 150,000.

(b)	Mr. Noia served as Chairman, President and Chief Executive Officer of the Company until April 18, 2003. Mr. Noia retired on May 1, 2003.
(c)	Mr. Pifer served as Interim President and Chief Executive Officer of the Company from April 18, 2003 through June 15, 2003. Mr. Pifer retired on December 1, 2003.
(d)	Mr. Morrell served as Senior Vice President of the Company until his retirement on September 1, 2003.
(e)

FMR Corp., together with its wholly owned subsidiary, Fidelity Management and Research Company, and Edward C. Johnson 3d and Abigail P. Johnson in their capacity as a controlling group of FMR Corp. (all of the foregoing collectively, the reporting persons), in a joint filing on Schedule 13G dated February 14, 2003, under the Securities Exchange Act of 1934, reported beneficial ownership as of December 31, 2003 of 11,953,969 shares of common stock. These shares include (1) 9,064,100 shares held by Fidelity Management and Research Company, an investment adviser, as to which FMR Corp. and Mr. Johnson each has sole dispositive power and no voting power; (2) 1,935,969 shares held by Fidelity Management Trust Company, an investment manager and wholly-owned subsidiary of FMR Corp. as to which Mr. Johnson and FMR Corp. each has sole dispositive power as to 1,935,969 shares, sole voting power as to 1,813,869 shares and no voting power as to 122,100 shares; and (3) 953,900 shares of common stock held by Fidelity International Limited, an investment adviser (FIL), as to which FIL has sole voting and dispositive power. FMR Corp. and FIL disclaimed “group” status for purposes of Section 13(d) under the Securities Exchange Act of 1934. The address of each reporting person is 82 Devonshire Street, Boston, Massachusetts 02109.

(f)	Includes options exercisable within 60 days of March 26, 2004 for Dr. Baum and Messrs. Rice and Sarsten as described in the first paragraph of note (a).

ALLEGHENY EQUITY COMPENSATION PLAN INFORMATION

The table below shows information as of December 31, 2003, related to the number of securities to be issued upon exercise of outstanding options and the number of securities remaining available for future issuance under equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	1,646,377	$34.88	8,060,616
Equity compensation plans not approved by security holders(2)	n/a	n/a	982,197
Total	1,646,377	$34.88	9,042,813

(1)	The Long Term Incentive Plan (LTIP).
(2)	The Short-Term Incentive Plans discussed above at page 33.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. All required reports were filed on a timely basis during 2003, other than a report on Form 4 by Bruce E. Walenczyk. Following his retirement from the Company, Mr. Walenczyk sold 1,400 shares of the Company’s common stock on June 24, 2003 and 857.864 shares of the Company’s common stock on July 18, 2003, which sales were reported on July 22, 2003.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their discretion.

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries personally, by telephone or other means, and the Company may reimburse persons holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to their principals.

It is important that proxies be returned promptly. Stockholders are, therefore, urged to mark, date, sign and return the proxy immediately, or to authorize their proxies by means of the telephone or via the Internet. No postage need be affixed if mailed in the enclosed envelope in the United States.

Please see the proxy card or voting instruction form accompanying this proxy statement for specific instructions on how to cast your vote by any of these methods.

Proxies authorized via the Internet or by telephone must be received by 11:59 p.m., on May 12, 2004. Authorizing your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

The Internet and telephone proxy authorization procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy authorization instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders authorizing their proxies via the Internet and by telephone should understand that there may be costs associated with authorizing proxies in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

ADVANCE NOTICE PROCEDURES

Under the Company’s by-laws, at any annual meeting of stockholders, proposals made by stockholders and nominations for election as directors made by stockholders will be considered only if advance notice has been given and such proposals or nominations are otherwise proper for consideration under applicable law and the Company’s Charter and by-laws. Notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of the Company at any meeting of stockholders must be delivered to the Secretary of the Company at its principal executive office not less than 60 nor more than 90 days prior to the date of the meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

DEADLINE FOR STOCKHOLDER PROPOSALS

The date by which stockholder proposals must be received by the Company for inclusion in the proxy materials relating to the next annual meeting is December 9, 2004.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Only one copy of this proxy statement is being sent to street name stockholders (that is, stockholders holding shares through a bank, broker or other holder of record) of the Company’s common stock who share a single address unless the Company has received contrary instructions from any stockholder at that address. This practice is known as “householding” and is designed to reduce our printing and postage costs. If one copy of this proxy statement was sent to your household, and one or more of you would prefer to receive your own copy, please contact your bank, broker or other holder of record to request a copy and to answer any questions about householding.

Please mark, date, sign, and return the enclosed proxy immediately. No postage is necessary if mailed in the enclosed envelope in the United States. Please note that, in the alternative, you can authorize your proxy by telephone or via the Internet.

ANNEX A

ALLEGHENY ENERGY, INC.

NON-EMPLOYEE DIRECTOR STOCK PLAN

1.    Purpose And Effective Date.    The purpose of this Plan is to aid the Company in attracting and retaining Non-Employee Directors by encouraging and enabling the acquisition of a financial interest in the Company by Non-Employee Directors through the issuance of Shares with respect to their services as a director of the Company. This Plan shall supercede and replace the Company’s policy of granting $12,000 worth of the Company’s common stock to each Non-Employee Director annually as part of their director compensation.

This Plan shall become effective upon its approval by the stockholders of the Company, but issuance of Shares shall not be made until the receipt of any required regulatory approvals.

2.    Definitions.

As used in this Plan:

2.1.    The term “Board” means the Board of Directors of the Company.

2.2.    The term “Company” means Allegheny Energy, Inc., a Maryland corporation.

2.3.    The term “Non-Employee Director” means any person who is elected or appointed to the Board and who is not, as of the date eligibility for participation in this Plan is determined, an employee of the Company or any of its subsidiaries.

2.4.    The term “Payment Date” means March 31, June 30, September 30 and December 31 of each Year.

2.5.    The term “Plan” means this 2004 Non-Employee Director Stock Plan, as it may be amended from time to time.

2.6.    The term “Quarter” means the three (3) month period preceding a Payment Date.

2.7.    The term “Share” means a share of common stock, $1.25 par value, of the Company.

2.8.    The term “Share Payment” has the meaning set forth in Section 4.1.

2.9.    The term “Year” means the calendar year.

3.    Eligibility.    Participation in this Plan is limited to Non-Employee Directors.

4.    Share Payment.

4.1.    Subject to Section 4.2, on March 31, 2004, and on each Payment Date thereafter, the Company shall issue to each person then serving as a Non-Employee Director (and to any person whose services as a Non-Employee Director terminated during the Quarter as a result of death or disability) such number of Shares as shall be determined by the Board from time to time (the “Share Payment”), not to exceed one thousand (1,000) shares per quarter (the “Quarterly Limit”), as compensation for services performed as a Non-Employee Director during the Quarter.

4.2.    No Share Payments will be made under this Plan until after the approval of this Plan by the stockholders of the Company and the receipt of any required regulatory approvals; provided, however, that any Share Payments otherwise payable but for this Section 4.2 will be paid within 10 business days of the Company’s receipt of the last of any such required approvals.

4.3.    As soon as practicable after each Payment Date, the Company shall cause to be issued and delivered to each Non-Employee Director a stock certificate, registered in the name of such Non-Employee Director, evidencing the Share Payment pursuant to this Plan. Each such stock certificate will bear an appropriate legend with respect to restrictions on transferability, if applicable.

4.4.    Non-Employee Directors shall not be deemed for any purpose to be, or have any rights as, stockholders of the Company with respect to any Shares awarded under this Plan except if, as and when Shares are issued and then only from the date of the certificates therefor. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of such stock certificate.

5.    Shares Subject To The Plan.    Subject to adjustment as provided below, an aggregate of 300,000 Shares shall be available for issuance under the Plan. The Shares to be issued under the Plan may be made available from authorized but unissued Shares or Shares held in the treasury. Any change in the number of outstanding Shares of the Company occurring through stock splits, combination of Shares, recapitalization, stock dividends, or other similar changes in the Company’s capital stock after the adoption of Plan shall be appropriately reflected in an increase or decrease in the amount of the Quarterly Limit and the aggregate number of Shares available for issuance under the Plan.

6.    Amendment And Discontinuance.

6.1.    The Board may, without further action by the stockholders, amend this Plan or condition or modify Shares issued under this Plan (a) to conform this Plan to securities or other laws, or rules, regulations or regulatory interpretations thereof, applicable to this Plan, or (b) to comply with stock exchange rules or requirements.

6.2.    Subject to Section 6.4, the Board may from time to time amend this Plan, or any provision thereof, without further action of the Company’s stockholders, except that:

(a) No amendment may affect a Non-Employee Director’s rights with respect to any Shares issued under this Plan prior to such amendment without such Non-Employee Director’s consent.

(b) No amendment may change the number of Shares available for issuance under the Plan or increase the Quarterly Limit without the approval of the stockholders of the Company.

(c) This Section 6.2 may not be amended.

6.3    The Board may suspend or discontinue this Plan in whole or in part, but any such suspension or discontinuance shall not affect Share Payments under this Plan prior thereto.

6.4    Notwithstanding anything to the contrary in this Section 6, any amendment to this Plan must comply with all applicable legal requirements including without limitation, compliance with securities, tax, or other laws, or rules, regulations or regulatory interpretations thereof, applicable to this Plan, or the requirements of the exchanges on which Shares may, at the time, be listed, and any requirements of other governmental or regulatory authorities (including, without limitation, any requirements for stockholder approval).

7.    Compliance With Applicable Legal Requirements.    No Share Payments shall be made unless such Share Payments comply with all applicable legal requirements including without limitation, compliance with the provisions of the Securities Act of 1933, as amended, the Public Utility Holding Company Act of 1935, as amended, the requirements of the exchanges on which Shares may, at the time, be listed, and any requirements of other governmental or regulatory authorities.

8.    Deferral Election.    Notwithstanding Section 4 or any other provision in this Plan to the contrary, each Non-Employee Director shall have the right to elect to defer the entire amount of the Share Payments otherwise payable to him in accordance with the Allegheny Energy, Inc. Revised Plan for Deferral of Compensation of Directors or any successor plan, as long as any such plan shall remain in effect.

9.    Administration.    Subject to all applicable legal requirements, including without limitation, compliance with securities, tax or other laws, or rules, regulations or regulatory interpretations thereof, applicable to the Plan, or the requirements of the exchanges on which Shares may, at the time, be listed, and any requirements of other governmental or regulatory authorities (including, without limitation, any requirements for stockholder approval), the Plan shall be administered by the Board, which shall have the sole authority to construe and interpret the terms and provisions of the Plan. The Board shall maintain records and disburse payments hereunder. The Board’s interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Board may adopt, amend and rescind such rules and regulations as it deems necessary, desirable or appropriate in administering the Plan, and the Board may act at a meeting, in a written action without meeting or by having actions otherwise taken by a member of the Board pursuant to a delegation of duties from the Board. The determination of the Board as to any disputed questions arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons.

ANNEX B

ANNUAL INCENTIVE PLAN

ALLEGHENY ENERGY, INC.

SECTION 1. PURPOSES

The purposes of the Plan are: (i) to recognize and reward outstanding performers who have contributed significantly to the Company’s success and to their respective business units; (ii) to align the corporate vision, goals and business strategy to compensation strategy; and (iii) to provide a compensation environment that will attract, retain and motivate employees.

SECTION 2. DEFINITIONS

For purposes of the Plan, the following terms have the following meanings:

“Adjusted Net Income” of the Company for any Performance Year shall mean the consolidated net income of the Company and its Subsidiaries, as determined in accordance with generally accepted accounting principles (GAAP), adjusted to exclude the impact on net income of any changes in accounting principles, extraordinary items, non-recurring charges or gains, discontinued operations, regulatory and/or legislative changes, labor union disruptions and acts of God such as hurricanes.

“Award” shall mean the amount payable in cash as annual incentive compensation to a Participant under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Committee” shall mean the Management Compensation and Development Committee of the Board or any other committee of the Board having delegated authority over the administration of the Plan.

“Company” shall mean Allegheny Energy, Inc., a Maryland corporation.

“Corporate Performance Goals” shall mean the pre-established, objective performance goals established by the Committee upon attainment of which the Award is paid.

“Covered Employee” shall mean “covered employee” as such term is defined in Section 162(m) of the Code.

“Employee” shall mean an employee of the Company or any Subsidiary.

“Employment” shall mean continuous employment with the Company or a Subsidiary.

“Maximum Award” shall mean, for any Participant, two hundred percent (200%) of such Participant’s Target Award or, if lesser, the amount specified in Section 5(e).

“Participant” shall mean an Employee who is eligible to receive an Award under the Plan.

“Performance Measure” shall mean the measure upon which Awards are based and shall mean, for any Performance Year, the Adjusted Net Income of the Company.

“Performance Threshold” shall mean, in relation to any Performance Year, the minimum level of performance that must be achieved with respect to the Performance Measure in order for an Award to become payable pursuant to this Plan.

“Performance Year” shall mean the period from January 1 through December 31 of any given year upon which the next Award payout is based.

“Plan” shall mean the Annual Incentive Plan of the Company, as amended.

“Subsidiary” shall mean any entity in which the Company owns, directly or indirectly, fifty percent or more of the total combined voting power of all classes of stock or other securities.

“Target Award” shall have the meaning specified in Section 5(b).

SECTION 3. THE COMMITTEE

(a) The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as it may deem necessary in its discretion, from time to time. The Committee’s authority shall include, but not be limited to, the authority to (i) select Award recipients and determine their Target Awards and the extent of their participation and (ii) establish all other terms, conditions (including the Performance Threshold to be utilized), restrictions and limitations applicable to Awards, including, but not limited to, those relating to a Participant’s retirement, death, disability, leave of absence or termination of Employment. The Committee’s right to make any decision or determination under the Plan shall be in its sole and absolute discretion.

(b) The administration of the Plan shall be managed by the Committee. The Committee shall have the power to correct any defect, supply any omission or clarify any inconsistency in the Plan and to take such actions and make such administrative determinations as the Committee deems appropriate in its discretion. Any decision of the Committee in the administration of the Plan, as described herein, shall be final, binding and conclusive on all parties concerned, including the Company, its stockholders and Subsidiaries and all Participants.

(c) The Committee may, with respect to Participants who are not Covered Employees, delegate to one or more officers or directors of the Company some or all of its authority over the administration of the Plan.

(d) No member of the Committee, nor any officer or director of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and each and any officer or director of the Company acting on their behalf, to the extent permitted by law, shall be entitled to full indemnification, reimbursement and protection by the Company in respect of any such action, determination or interpretation. In the performance of its functions under the Plan, the Committee and any officer or director of the Company acting on their behalf, shall be entitled to rely upon information and advice furnished to them by the Company’s officers, accountants, counsel and any other party that they deem necessary, and no member of the Committee, nor any officer or director of the Company acting on behalf of the Committee, shall be liable for any action taken or not taken in reliance upon any such information or advice.

SECTION 4. ELIGIBLE PARTICIPANTS

All Employees at the level of director and above shall be eligible to participate in the Plan in accordance with any additional eligibility standards established by the Committee. Members of the Board who are not also Employees shall not be eligible to participate in the Plan.

SECTION 5. CALCULATION OF AWARDS

(a) Each Award shall be conditioned on the Company’s achievement of the Performance Threshold established by the Committee with respect to the Performance Measure. The Committee shall establish the Performance Threshold no later than ninety (90) days after the beginning of the applicable Performance Year.

The Committee may adjust the Performance Threshold to reflect significant unforeseen events and other factors; provided, however, that the Committee may not make any such adjustment in determining the Award of any Covered Employee if such adjustment would cause compensation awarded pursuant to such Award to cease to be performance-based compensation under Section 162(m) of the Code.

(b) The Committee shall establish a target award level (the “Target Award”) for each Participant no later than ninety (90) days after the beginning of the applicable Performance Year (or, in the case of any Participant who commences employment during a Performance Year, if later, no later than thirty (30) days after such Participant commences employment). The Target Award may be specified as a fixed amount or as a percentage of a Participant’s base salary.

(c) In the event that the Company achieves the Performance Threshold in any Performance Year, each Participant in the Plan shall, subject to Section 5(d), Section 5(e) and Section 6(d), be entitled to receive an Award in an amount equal to two hundred percent (200%) of the Participant’s Target Award for such Performance Year.

(d) The Committee may, in its sole discretion, reduce the amount of any Award granted to any Participant below the Maximum Award based upon one or more of the following factors: (i) financial indicators (e.g. net income, operating expenses), (ii) operational indicators (e.g. service unavailability, generator availability, OSHA recordables), (iii) achievement of specified corporate objectives, (iv) evaluations of the Participant’s individual performance and (v) such other factors as the Committee may determine. The Committee’s exercise of its discretion under this Section 5(d) may result in a Participant being granted no Award.

(e) The maximum Award hereunder for any Participant with respect to any Performance Year shall be $2,400,000 in the case of the Company’s Chief Executive Officer, $1,250,000 in the case of the Company’s Chief Financial Officer, and $1,000,000 in the case of any other Participant; provided, however, that no Participant may receive an Award with respect to any Performance Year in excess of two hundred percent (200%) of such Participant’s Target Award.

SECTION 6. PAYMENT

(a) The Committee shall, prior to any payment under the Plan, certify in writing that the Performance Threshold has been achieved. For purposes of this provision, and so long as Section 162(m) of the Code and the Treasury Regulations thereunder permit, the approved minutes of the Committee meeting in which the certification is made shall be treated as written certification.

(b) Subject to Section 6(c), Awards under the Plan shall be paid in cash as soon as practicable after financial statements for the Performance Year have been prepared and the Committee has certified that the Performance Threshold has been achieved.

(c) The Committee may permit a Participant to defer such Participant’s receipt of the Award that would otherwise be due to such Participant. If any such deferral election is permitted, the Committee shall in its sole discretion establish rules and procedures for such payment deferrals; provided, however, that any deferral with respect to any Covered Employee shall comply with the requirements of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

(d) To participate in the Plan, an eligible Employee must be employed on or before September 1 of the Performance Year and at the time the Awards are paid unless otherwise provided by the Committee.

SECTION 7. NONTRANSFERABILITY

A Participant’s rights under the Plan, including the right to amounts payable, may not be sold, assigned, pledged, hypothecated or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary or, in the absence of such a designation, by will or by the laws of descent and distribution.

SECTION 8. TAX WITHHOLDING

The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plan, an amount sufficient to cover withholding of any federal, state, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations.

SECTION 9. UNFUNDED PLAN

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent that any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant the right, title or interest in any assets of the Company.

SECTION 10. EXPENSES OF THE PLAN

The expenses of the administration of the Plan shall be borne by the Company and its Subsidiaries.

SECTION 11. NO RIGHTS TO AWARDS OR CONTINUED EMPLOYMENT

(a) No Employee shall have any claim or right to be granted an Award under the Plan.

(b) There shall be no obligation of uniformity of treatment of Participants under the Plan.

(c) Unless otherwise determined by the Committee, Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program.

(d) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e) The adoption of the Plan shall not confer upon any Employee of the Company or any Subsidiary any right to continued Employment with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the Employment of any of its Employees at any time, free from any claim or liability under the Plan.

SECTION 12. AMENDMENT AND TERMINATION

The Plan may be amended or terminated at any time and from time to time by the Board and the Committee, except that no amendment may be made without stockholder approval if, and to the extent that, such approval would be required to comply with any applicable provisions of Section 162(m) of the Code. Neither an amendment to the Plan nor the termination of the Plan shall adversely affect any right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant’s consent.

SECTION 13. SEVERABILITY

Each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

SECTION 14. GOVERNING LAW

The Plan shall be construed in accordance with and governed by the laws of the State of New York, other than the conflict of law provisions thereof.

SECTION 15. COMPLETE DOCUMENT

This document is a complete statement of the Plan and as of the effective date supersedes all prior plans, proposals, representations, promises and inducements, written or oral, relating to its subject matter including, without limitation, the Company’s 2002 Annual Incentive Plan. The Company shall not be bound or liable to any person for any representation, promise or inducement made which is not embodied in this document or in any authorized written amendment to the Plan.

SECTION 16. EFFECTIVE DATE

The Plan shall become effective immediately upon the approval and adoption thereof by the Board, but is subject to the further approval of the Company’s stockholders. If the Company’s stockholders do not approve the Plan at the Company’s 2004 annual meeting, no Awards shall be made under the Plan.

ANNEX C

ALLEGHENY ENERGY, INC.

AUDIT COMMITTEE CHARTER

Adopted March 4, 2003

I.    Composition of the Audit Committee

The Audit Committee of Allegheny Energy, Inc. (the “Company”) shall be comprised of at least three directors, each of whom the Board of Directors (the “Board”) has determined has no material relationship with the Company and each of whom is otherwise “independent” under the rules of the New York Stock Exchange, Inc. (the “NYSE”) and Rule 10A-3 under the Securities Exchange Act of 1934. Specifically, no member of the Audit Committee may, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee of the Board, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service). The Board shall also determine that each member is “financially literate,” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” as such qualifications are interpreted by the Board of Directors in its business judgment, and whether any member of the Audit Committee is an “audit committee financial expert,” as defined by the rules of Securities and Exchange Commission (the “SEC”).

No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee, and discloses this determination in the Company’s annual proxy statement.

Members shall be appointed by the Board based on nominations recommended by the Board’s Nominating and Governance Committee, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

The Board shall designate one member of the Audit Committee as its chairperson.

II.    Purposes of the Audit Committee

The purposes of the Audit Committee are to:

1.	assist Board oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function; and

2.	prepare the report required to be prepared by the Audit Committee pursuant to the rules of the SEC for inclusion in the Company’s annual proxy statement.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal control over financial reporting. Management and the Audit Services department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on

Form 10-Q, annual audits of management’s assessment of the effectiveness of internal control over financial reporting (commencing in the fiscal year ending December 31, 2004) and other procedures. It is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants.

The independent auditors for the Company are accountable to the Board and the Audit Committee, as representatives of the stockholders. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting). The Audit Committee has the authority and responsibility to appoint, retain and terminate the Company’s independent auditors, subject to stockholder ratification. The independent auditors shall report directly to the Audit Committee.

The independent auditors shall submit to the Audit Committee annually a formal written statement (the “Auditors’ Statement”) describing: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and, to assess the auditors’ independence, all relationships between the independent auditors and the Company, including each non-audit service provided to the Company and the matters set forth in Independence Standards Board Standard No. 1.

The independent auditors shall submit to the Audit Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors, in the aggregate and by each service.

III.    Meetings of the Audit Committee

The Audit Committee shall meet at least once every fiscal quarter and more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, as applicable. The Audit Committee should meet separately at least quarterly with management, the director of the Audit Services department and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV.    Duties and Powers of the Audit Committee

To carry out its purposes, the Audit Committee shall have the following duties and powers:

1. with respect to the independent auditors,

(i)	to be directly responsible for the appointment, compensation, retention, and oversight of any registered accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attestation services for the Company, including the Company’s independent auditors (subject to stockholder ratification, in the case of the independent auditors), which firm or firms shall report directly, and be accountable, to the Committee;

(ii)	to pre-approve, or to adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent auditors, and to consider whether the outside auditors’ provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors;

(iii)	to ensure that the independent auditors prepare and deliver annually an Auditors’ Statement, it being understood that the independent auditors are responsible for the accuracy and completeness of this Statement, and to discuss with the independent auditors any relationships or services disclosed in this Statement that may impact the quality of audit services or the objectivity and independence of the Company’s independent auditors;

(iv)	to obtain from the independent auditors in connection with any audit a timely report relating to the Company’s annual audited financial statements describing (A) all critical accounting policies and practices used, (B) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (C) any material written communications between the independent auditors and management, such as any “management” letter or schedule of unadjusted differences;

(v)	to review and evaluate the qualifications, performance and independence of the lead audit partner of the independent auditors;

(vi)	to discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself;

(vii)	to take into account the opinions of management and the Company’s internal auditors in assessing the independent auditors’ qualifications, performance and independence; and

(viii)	to instruct the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the stockholders.

2. with respect to the Audit Services department,

(i)	to review the appointment, compensation and replacement of the director of the Audit Services department;

(ii)	to advise the director of the Audit Services department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the Audit Services department and management’s responses thereto; and

(iii)	to review and approve the Internal Audit Plan, and the budget and staffing of the Audit Services department.

3. with respect to accounting principles and policies, financial reporting and internal control over financial reporting,

(i)	to advise management, the Audit Services department and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices relating to accounting principles and policies, financial reporting and internal control over financial reporting;

(ii)	to consider any reports or communications, and management’s and/or the Audit Services department’s responses thereto, submitted to the Audit Committee by the independent auditors required by or referred to in SAS 61, as codified by AU Section 380, as it may be modified or supplemented;

(iii)	to meet with management, the independent auditors and, if appropriate, the director of the Audit Services department:

•	to discuss the scope of the annual audit;

•	to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	to discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the Audit Services department or the independent auditors, relating to the Company’s financial statements;

•	to discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management;

•	to discuss any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company;

•	to review the form of opinion the independent auditors propose to render to the Board of Directors and stockholders; and

•	to discuss, as appropriate: (a) any major issues regarding accounting principles and financial statement presentations; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

(iv)	to inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting;

(v)	to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

(vi)	to obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934;

(vii)	to discuss with the Company’s General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

(viii)	to discuss earnings press releases;

(ix)	to discuss the types of financial information and earnings guidance provided, and the types of presentations made, to analysts and rating agencies;

(x)	to establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; and

(xi)	to establish hiring policies for employees or former employees of the independent auditors.

4. with respect to reporting and recommendations,

(i)	to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the SEC to be included in the Company’s annual proxy statement;

(ii)	to review this Charter at least annually and recommend any changes to the full Board of Directors;

(iii)	to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate; and

(iv)	to prepare and review with the Board an annual performance evaluation of the Audit Committee, which evaluation must compare the performance of the Audit Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Audit Committee’s charter deemed necessary or desirable by the Audit Committee. The performance evaluation by the Audit Committee shall be conducted in such manner as the Audit Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Audit Committee or any other member of the Audit Committee designated by the Audit Committee to make this report.

V.    Delegation to Subcommittee

The Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Audit Committee. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

VI.    Resources and Authority of the Audit Committee

The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of:

1.	compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

2.	compensation of any advisers employed by the Audit Committee; and

3.	ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Board of Directors recommends a vote FOR all nominees in Item 1. The Board of Directors recommends a vote FOR Items 2 through 8.

The Board of Directors recommends a vote AGAINST Items 9 through 14. See below for a description of each of the Items.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Item 1 – Election of the following nomineesas directors:	FOR all nominees	WITHHOLD for all nominees	SEE ALLEGHENY ENERGY 2004 BALLOT ITEMS BELOW THE SIGNATURE LINES

				FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Eleanor Baum	☐	☐	Item 4	☐	☐	☐	Item 8	☐	☐	☐	Item 9	☐	☐	☐
02 Cyrus F. Freidheim, Jr.
03 Ted J. Kleisner
				FOR	AGAINST	ABSTAIN						FOR	AGAINST	ABSTAIN
To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.			Item 5	☐	☐	☐					Item 10	☐	☐	☐

FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN						FOR	AGAINST	ABSTAIN
Item 2 ☐	☐	☐	Item 6	☐	☐	☐					Item 11	☐	☐	☐

FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN						FOR	AGAINST	ABSTAIN
Item 3 ☐	☐	☐	Item 7	☐	☐	☐					Item 12	☐	☐	☐

												FOR	AGAINST	ABSTAIN

											Item 13	☐	☐	☐
												FOR	AGAINST	ABSTAIN
RESTRICTED											Item 14	☐	☐	☐

Signature                                                                                    Signature                                                                                    Date                                           2004

NOTE: Please sign your name(s) exactly as shown above.

Ù FOLD AND DETACH HERE Ù

ALLEGHENY ENERGY 2004 BALLOT ITEMS:
The Board of Directors recommends a vote FOR all nominees in Item 1.		The Board of Directors recommends a vote AGAINST Items 9 through 14.
Item 1 –	Election of all nominees as directors.	Item 9 –	Stockholder proposal regarding “independent board chairman.”
The Board of Directors recommends a vote FOR Items 2 through 8.		Item 10 –	Stockholder proposal regarding “expensing stock options.”
Item 2 –	Approval of elimination of cumulative voting in the election of directors.	Item 11 –	Stockholder proposal regarding “retention of stock obtained through options.”
Item 3 –	Approval of director equity compensation plan.	Item 12 –	Stockholder proposal regarding “auditor fees.”
Item 4 –	Approval of annual incentive plan.	Item 13 –	Stockholder proposal regarding “pre-emptive rights.”
Item 5 –	Ratification of appointment of PricewaterhouseCoopers LLP as independent auditors.	Item 14 –	Stockholder proposal regarding “reincorporation in Delaware.”
Item 6 –	Stockholder proposal regarding “simple majority vote.”
Item 7 –	Stockholder proposal regarding “shareholder input on poison pills.”
Item 8 –	Stockholder proposal to “elect each director annually.”

See reverse side for Internet, telephone or mail instructions

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NO ONE ADMITTED WITHOUT A TICKET Picture Identification Required Admission Ticket ALLEGHENY ENERGY, INC. 2004 Annual Meeting of Stockholders	Thursday, May 13, 2004 at 9:30 A.M. The Majestic Complex, Marriott New York Marquis • 1535 Broadway, New York, N.Y.

10435 DOWNSVILLE PIKE
HAGERSTOWN, MARYLAND 21740
PROXY FOR USE AT ANNUAL MEETING OF STOCKHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Allegheny Energy, Inc., a Maryland corporation (the “Company”), hereby appoints Paul J. Evanson, David B. Hertzog, and Robert T. Vogler, and each of them, as Proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at The Majestic Complex, Marriott New York Marquis, 1535 Broadway, New York, N.Y., on May 13, 2004, at 9:30 A.M., Eastern Daylight Savings Time, and at the meeting and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all power possessed by the undersigned as if personally present at the meeting and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

When properly executed and returned, this proxy will be voted as specified by the undersigned stockholder. If no voting specification is made, this proxy will be voted “FOR all nominees” in Item 1 and “FOR” Items 2 through 8 and “AGAINST” Items 9 through 14. Further, when properly executed and returned, this proxy will be voted in accordance with the proxy holders’ discretion on any other matters that may properly come before the meeting.

This proxy is continued on the reverse side. Please mark, sign, and date on the reverse side and return promptly.

Address Change/Comments (Mark the corresponding box on the reverse side)

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Authorize Your Proxy by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone authorization is available through 11:59 P.M. Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorization allows the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/aye		1-800-435-6710

Use the Internet to authorize your proxy. Have your proxy card in hand when you access the web site and follow the instructions.	OR	Use any touch-tone telephone to authorize your proxy. Have your proxy card in hand when you call and follow the instructions.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you authorize your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

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